Exhibit 99.1

Telecom Holding Parent LLC and Subsidiaries

Consolidated Financial Statements

As of December 31, 2017 and 2016 and for the

Years Ended December 31, 2017, 2016 and 2015

Telecom Holding Parent LLC and Subsidiaries

Independent Auditor’s Report

Independent Auditor’s Report

To the Management and Board of Directors

Telecom Holding Parent LLC

Naperville, Illinois

We have audited the accompanying consolidated financial statements of Telecom Holding Parent LLC and Subsidiaries, which comprise the consolidated balance sheets as of December 31, 2017 and 2016, and the related consolidated statements of operations and comprehensive loss, changes in members’ deficit, and cash flows for the years then ended, and the related notes to the consolidated financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Telecom Holding Parent LLC and Subsidiaries as of December 31, 2017 and 2016, and the results of their operations and their cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

Emphasis of Matter Regarding Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As described in Note 2 to the consolidated financial statements, the Company has suffered recurring losses from operations and has a net capital deficiency that raise substantial doubt about its ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty. Our opinion is not modified with respect to this matter.

Other Matter

The 2015 consolidated financial statements of Telecom Holding Parent LLC and Subsidiaries were audited by other auditors, whose report dated September 4, 2018 expressed an unmodified opinion on those statements.

Chicago, Illinois

September 4, 2018

/s/ BDO USA, LLP

Report of Independent Auditors

To the Management and Board of Directors of

Telecom Holding Parent LLC

We have audited the accompanying consolidated statements of operations, comprehensive loss, member’s equity (deficit) and cash flows of Telecom Holding Parent LLC and its subsidiaries for the year ended December 31, 2015.

Management’s Responsibility for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of the consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on the consolidated financial statements based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on our judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, we consider internal control relevant to the Company’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the results of operations and cash flows of Telecom Holding Parent LLC and its subsidiaries for the year ended December 31, 2015 in accordance with accounting principles generally accepted in the United States of America.

Emphasis of Matter

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the consolidated financial statements, the Company has suffered recurring losses from operations and has negative cash flows, and has stated that substantial doubt exists about the Company’s ability to continue as a going concern. Management’s evaluation of the events and conditions and management’s plans regarding these matters are also described in Note 2. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty. Our opinion is not modified with respect to this matter.

/s/ PricewaterhouseCoopers LLP

Chicago, Illinois

September 4, 2018

Telecom Holding Parent LLC and Subsidiaries

Consolidated Statements of Operations

	For the Years Ended December 31,
(In millions)	2017	2016	2015
Revenue
Products	$526.2	$594.8	$725.5
Services	225.8	238.0	253.6

Total revenue	752.0	832.8	979.1
Cost of Revenue
Products	446.7	436.1	487.1
Services	113.0	134.1	150.9

Total cost of revenue	559.7	570.2	638.0
Gross Profit	192.3	262.6	341.1
Operating Expenses
Research and development	119.4	163.3	187.4
Sales and marketing	78.4	80.2	94.8
General and administrative	58.0	64.6	88.9
Transition and management fees	11.8	13.1	23.9
Transaction costs	6.6	—	—
Restructuring and reorganization charges	21.2	18.9	19.6

Total operating expenses	295.4	340.1	414.6
Operating Loss	(103.1)	(77.5)	(73.5)
Other Expense (Income)
Interest expense	58.7	41.8	33.3
Other expense (income), net	4.2	(1.5)	(4.4)
Foreign currency transaction losses	0.9	—	22.5

Total other expenses	63.8	40.3	51.4
Loss from operations before income tax	(166.9)	(117.8)	(124.9)
Income tax expense	8.3	10.9	18.2

Net Loss	(175.2)	(128.7)	(143.1)

Less: Net (loss) income from continuing operations attributable to noncontrolling interests in subsidiaries	(2.0)	1.0	1.0

Net Loss Attributable to Telecom Holding Parent LLC	$(173.2)	$(129.7)	$(144.1)

The accompanying notes are an integral part of these consolidated financial statements.

Telecom Holding Parent LLC and Subsidiaries

Consolidated Statements of Comprehensive Loss

	For the Years Ended December 31,
(In millions)	2017	2016	2015
Net Loss	$(175.2)	$(128.7)	$(143.1)

Unrealized net gain on cash flow hedges, net of tax of $0 in 2015	—	—	0.4
Foreign currency translation adjustment	16.8	(4.9)	(22.1)
Net pension actuarial gains (losses)	4.5	(10.7)	4.0
Retiree medical plan unrecognized prior service cost	0.5	(0.4)	(0.4)
Recognized net loss on retiree medical plan, net of tax benefit of $0 in 2017 and 2015	(5.5)	—	(0.1)

Other comprehensive income (loss)	16.3	(16.0)	(18.2)

Comprehensive loss	(158.9)	(144.7)	(161.3)
Less: Comprehensive (loss) income attributable to noncontrolling interests in subsidiaries	(2.0)	1.0	1.0

Comprehensive Loss Attributable to Telecom Holding Parent LLC	$(156.9)	$(145.7)	$(162.3)

The accompanying notes are an integral part of these consolidated financial statements.

Telecom Holding Parent LLC and Subsidiaries

Consolidated Balance Sheets

	As of December 31,
(In millions)	2017	2016
ASSETS
Current Assets
Cash and cash equivalents	$33.0	$28.0
Accounts receivable, net of allowances of $1.2 and $1.1, respectively	168.4	182.6
Inventories	146.8	140.3
Income tax receivable	6.1	6.5
Miscellaneous receivables and other current assets	45.1	38.5

Total Current Assets	399.4	395.9

Property, plant and equipment, net	168.4	181.7
Intangible assets, net	28.9	34.5
Deferred income taxes	7.1	16.1
Restricted cash	25.8	38.2
Other long-term assets	11.5	21.0

Total Assets	$641.1	$687.4

LIABILITIES AND MEMBERS’ (DEFICIT) EQUITY
Current Liabilities
Short-term notes payable	$80.8	$219.9
Short-term line-of-credit	20.0	—
Financing lease obligation	5.2	2.9
Accounts payable	182.5	156.1
Accrued compensation	21.3	25.0
Restructuring and reorganization liabilities	9.0	9.3
Income tax payable	25.3	20.8
Deferred revenue	28.8	17.9
Other accrued liabilities	78.0	79.8

Total Current Liabilities	450.9	531.7

Long-term line-of-credit	—	20.0
Long-term note payable	—	76.7
Long-term financing lease obligation	187.6	192.6
Long-term shareholder loans	306.7	—
Long-term restructuring and reorganization liabilities	8.7	7.7
Deferred tax liabilities	0.6	1.2
Long-term income tax payable	—	11.9
Other long-term liabilities	103.1	86.9

Total Liabilities	1,057.6	928.7

Commitments and Contingencies (Note 22)
Members’ Deficit
Members’ capital	327.0	323.3
Retained deficit	(687.0)	(493.9)
Loan to noncontrolling interest holder	(2.0)	(1.9)
Accumulated other comprehensive loss	(57.0)	(73.3)

Total Telecom Holding Parent LLC Members’ Deficit	(419.0)	(245.8)

Noncontrolling interest in subsidiaries	2.5	4.5

Total Members’ Deficit	(416.5)	(241.3)

Total Liabilities and Members’ Deficit	$641.1	$687.4

The accompanying notes are an integral part of these consolidated financial statements.

Telecom Holding Parent LLC and Subsidiaries

Consolidated Statements of Members’ Equity (Deficit)

(In millions)	Members’ Capital	Retained Deficit	Loan to Noncontrolling Shareholders	Accumulated Other Comprehensive Loss	Noncontrolling Interest	Total Members’ Equity (Deficit)
Balance, January 1, 2015	$318.7	$(220.1)	$(2.9)	$(39.1)	$4.7	$61.3

Net income (loss)	—	(144.1)	—	—	1.0	(143.1)
Other comprehensive loss	—	—	—	(18.2)	—	(18.2)
Transactions with noncontrolling shareholders	0.2	—	1.1	—	(2.2)	(0.9)
Transfer of Access business to Tellabs Access	0.7	—	—	—	—	0.7
Equity-based compensation expense	2.2	—	—	—	—	2.2

Balance, December 31, 2015	$321.8	$(364.2)	$(1.8)	$(57.3)	$3.5	$(98.0)

Net income (loss)	—	(129.7)	—	—	1.0	(128.7)
Other comprehensive loss	—	—	—	(16.0)	—	(16.0)
Transactions with noncontrolling shareholders	—	—	(0.1)	—	—	(0.1)
Equity-based compensation expense	1.5	—	—	—	—	1.5

Balance, December 31, 2016	$323.3	$(493.9)	$(1.9)	$(73.3)	$4.5	$(241.3)

Net loss	—	(173.2)	—	—	(2.0)	(175.2)
Other comprehensive income	—	—	—	16.3	—	16.3
Transactions with noncontrolling shareholders	—	—	(0.1)	—	—	(0.1)
Fair value of Parent’s equity issued in connection with Term Loan B	2.4	—	—	—	—	2.4
Net distribution to Holdings	—	(20.0)	—	—	—	(20.0)
Distribution of CSF equity interests to Holdings (Notes 19 and 23)	—	0.1	—	—	—	0.1
Equity-based compensation expense	1.3	—	—	—	—	1.3

Balance, December 31, 2017	$327.0	$(687.0)	$(2.0)	$(57.0)	$2.5	$(416.5)

The accompanying notes are an integral part of these consolidated financial statements.

Telecom Holding Parent LLC and Subsidiaries

Consolidated Statements of Cash Flows

	For the Years Ended December 31,
(In millions)	2017	2016	2015
Operating Activities
Net loss	$(175.2)	$(128.7)	$(143.1)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	40.1	45.2	51.3
Restructuring and other charges	22.5	18.9	19.6
Payment-in-kind interest on shareholders loans	19.1	6.0	2.9
Deferred income taxes	9.0	3.1	(4.2)
Equity-based compensation	1.3	1.5	2.2
Unrealized loss (gain) on foreign currency transactions	8.5	(7.1)	18.1
Amortization of deferred financing costs	5.4	1.9	1.5
Gain on sale of subsidiary	—	(2.6)	—
Other, net	2.1	(4.0)	(0.8)
Changes in operating assets and liabilities
Accounts receivable	21.2	34.6	46.1
Inventories	4.5	9.0	(15.4)
Income tax receivable	0.2	(0.9)	(1.9)
Miscellaneous receivables and other current assets	(5.6)	9.7	(3.0)
Other long-term assets	1.8	(2.8)	(7.5)
Accounts payable	18.3	(9.9)	(19.9)
Accrued compensation	(5.3)	(5.6)	1.0
Restructuring and other charges	(22.5)	(14.8)	(26.2)
Income taxes payable	(9.6)	(3.8)	9.2
Deferred revenue	12.1	16.0	4.8
Other accrued liabilities	(5.0)	(12.5)	(23.0)
Other long-term liabilities	11.2	(1.1)	15.4

Net cash used in operating activities	(45.9)	(47.9)	(72.9)

Investing Activities
Capital expenditures	(16.6)	(19.9)	(18.2)
Proceeds from sale of property, plant and equipment	—	3.8	—
Proceeds from sale of subsidiary	—	13.7	—

Net cash used in investing activities	(16.6)	(2.4)	(18.2)

Financing Activities
Proceeds from financing lease obligation	—	13.9	—
Payments on financing lease obligation	(2.9)	(1.6)	(1.1)
Payments on long-term borrowing—Term Loan A	(49.0)	(4.0)	(5.5)
Proceeds from shareholder loan—Term Loan B	125.0	—	—
Borrowings from shareholder loan—Demand Note	—	50.0	75.0
Borrowings from revolving line of credit	—	37.0	15.0
Payments on revolving line of credit	—	(27.0)	(5.0)
Payment of debt financing costs	(6.5)	(1.0)	(1.6)
Distributions to noncontrolling shareholders	—	—	(0.8)
Payments received on loan to noncontrolling shareholders	—	—	0.6
Distribution to Holdings	(20.0)	—	—

Net cash provided by financing activities	46.6	67.3	76.6

Effect of exchange rates changes on cash and restricted cash	8.5	(0.5)	(9.2)

Net increase (decrease) in cash, cash equivalents and restricted cash	(7.4)	16.5	(23.7)

Cash, cash equivalents and restricted cash at beginning of year	66.2	49.7	73.4

Cash, cash equivalents and restricted cash at end of year (1)	$58.8	$66.2	$49.7

The accompanying notes are an integral part of these consolidated financial statements.

Telecom Holding Parent LLC and Subsidiaries

Consolidated Statements of Cash Flows

	For the Years Ended December 31,
(In millions)	2017	2016	2015
Other Information
Interest paid	$30.7	$34.2	$27.4
Income taxes paid	8.3	9.7	11.4
Non-cash capital expenditures in accounts payable	0.1	2.7	5.5
Fair value of Parent’s equity issued in connection with Term Loan B	2.4	—	—
Non-cash transfer of Access business to Tellabs Access	—	—	0.7
Debt financing fees funded with debt	—	5.0	—
Assignment of guaranteed BMO Harris Demand note to Holdings	174.2	—	—
Assignment intercompany note receivable to Holdings	174.3	—	—
(1) Reconciliation of cash, cash equivalent and restricted cash to the audited consolidated balance sheets
Cash and cash equivalents	$33.0	$28.0	$32.8
Long-term restricted cash	25.8	38.2	16.9

Total cash, cash equivalents and restricted cash, end of period	$58.8	$66.2	$49.7

The accompanying notes are an integral part of these consolidated financial statements.

Telecom Holding Parent LLC and Subsidiaries

Notes to Consolidated Financial Statements

In millions, except share and per-share data

1.	Business and Basis of Presentation

Telecom Holding Parent LLC (“Telecom”), a Delaware limited liability company doing business through its wholly-owned subsidiary Coriant International Group LLC, a Delaware limited liability company, and its subsidiaries (“Coriant”) both headquartered in Naperville, Illinois, (collectively, the “Company”, “we,” “our,” and “us,”), is a developer and provider of optical networking equipment and software that operates globally. Our equipment, software and deployment, maintenance and support services support the transport, switching, aggregation, service delivery and management of voice, video and data traffic on optical communications networks across the globe, and are used individually or as part of an integrated, programmable solution in networks operated by communications service providers, cable operators, governments, enterprises and other content service providers across the globe.

Through June 12, 2017, Telecom was wholly-owned by Coriant International Holdings LP (“Holdings”), which in turn is majority-owned by its general partner Diamond Holding GP, LLC, and by its limited partner, Optical Holding Company LLC (“Optical Holding”), all of which are indirect, majority-owned and controlled affiliates of Marlin Equity Partners (“Marlin”), a private equity firm based in Hermosa Beach, California, and its affiliates.

On June 13, 2017, we amended our existing debt agreements and completed a financing transaction with funds managed by Oaktree Capital Management, LP, a global investment firm based in Los Angeles, California. The funds loaned $125 million (“Term Loan B,” see Note 14) to the Company. In connection with the newly issued Term Loan B, the funds also acquired a 30% ownership interest in Coriant Investor LLC (“Parent”), the newly formed and immediate parent company of Telecom. As of December 31, 2017, Coriant Investor LLC is 70% owned by Holdings and is 30% owned by Oaktree Optical Holdings, LP, which is owned by its general partner Oaktree Fund GP, LLC all of which are indirect majority-owned and controlled affiliates of Oaktree Capital Management, LP (collectively “Oaktree”).

As described in Note 25, on January 17, 2018, the Company amended its debt agreements and received gross proceeds of $66.7 million in additional funding from Oaktree in the form of a term loan (“Term Loan C”). In connection with the newly issued Term Loan C, Oaktree received a 60% ownership interest in Parent, increasing Oaktree’s total ownership to 90%, resulting in a change in control of the Parent.

Our South Africa subsidiaries have minority shareholders that give rise to the non-controlling interest in our consolidated financial statements.

Our audited consolidated financial statements are prepared in conformity with accounting principles generally accepted in the United States of America (“US GAAP”).

2.	Going Concern

The consolidated financial statements are prepared under the presumption an entity will continue to operate for the foreseeable future. Management has evaluated the Company’s ability to continue as a going concern as of August 31, 2018, in accordance with Accounting Standards Update (“ASU”) 2014-15. The Company has incurred operating losses and negative cash flows in recent years. Since 2016 and through the date of this report, the Company has been dependent on shareholder loans from and additional investments by Oaktree, described above and in Note 25, to meet the liquidity needs of the business. The Company has implemented significant cost reductions over the past few years and introduced new products. As a result of the new product launches and cost reductions, the Company expected the results of its operations to continue to improve. The Company, however, experienced further profitability declines due to pricing pressure from competition and customers along with investments in new markets. There were no financial covenant requirements for the year ended December 31, 2017. As of June 30, 2018, the Company was not in compliance with its consolidated earnings before interest taxes and amortization (“Consolidated EBITDA”) covenant, as defined in its financing agreement governing a revolving credit facility and term loan facility, or the reporting covenant in its financing agreement to provide 2017 audited financial statements by April 30, 2018. The Company has not received any notice of default from its lender, Cerberus Business Finance, LLC (“Cerberus”). Based on the Company’s current forecast, there is substantial doubt the Company can continue as going concern without further capital infusions or other strategic alternatives to improve liquidity.

Telecom Holding Parent LLC and Subsidiaries

Notes to Consolidated Financial Statements

In millions, except share and per-share data

3.	Summary of Significant Accounting Policies

Principles of Consolidation

Our consolidated financial statements include the accounts of Coriant and its subsidiaries. We eliminate all intercompany accounts and transactions.

Use of Estimates

The preparation of consolidated financial statements in conformity with US GAAP requires us to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Significant judgments and estimates relate to provisions for returns and customers’ allowances, reserves for excess or obsolete inventory, product warranties, vendor liabilities, revenue contracts with multiple elements, permanently reinvested foreign earnings, uncertain tax positions, legal contingencies, post-retirement benefit obligations, valuation of stock-based compensation arrangements and the useful lives and impairment of long-lived assets, including intangible assets and property, plant and equipment. Actual results could differ from those estimates.

Cash and Cash Equivalents

We consider all highly liquid investments having original maturities of three months or less to be cash equivalents. Balances held by some of our international subsidiaries are not generally available for near-term liquidity in our domestic operations. Restricted cash collateralizes letters of credit that support performance obligations with certain customers and support certain early retirement and severance obligations in Europe.

Accounts Receivable Factoring

We sell certain trade receivables to enhance our cash flow. These trade receivables are sold under contract, on a nonrecourse basis and without any further obligations, to a large international financial institution. The difference between the fair value of our trade receivables and the proceeds received is recorded as a loss in interest expense in our consolidated statements of operations. Our loss from the sale of our trade receivables was not material to our results of operations in 2017 or 2016.

Accounts Receivable Allowances

We base the reserve for allowances on an assessment of aged receivables and the collectability of customers’ accounts. We regularly review the allowance by considering factors such as customer financial strength, the age of accounts receivable balances, current economic conditions that may affect a customer’s ability to pay and historical experience. As specific balances are determined to be ultimately uncollectible, they are removed from accounts receivable.

Inventories and Suppliers

We determine inventory cost using the first-in, first-out method. We value inventory at the lower of cost or net realizable value. We determine the amount of inventory that is excess and obsolete and purchase commitments in excess of requirements using estimates of future demand for individual components of raw materials and finished goods.

We outsource the manufacturing of some of our products to third-party suppliers. Although a limited number of suppliers are used to manufacture our products, we believe other suppliers could provide similar products on comparable terms. An inability of a supplier to provide product could cause a near-term reduction of revenue, which would affect operating results adversely.

Telecom Holding Parent LLC and Subsidiaries

Notes to Consolidated Financial Statements

In millions, except share and per-share data

Property, Plant and Equipment

We record property, plant and equipment at cost, or fair value if acquired in a business combination, less accumulated depreciation and amortization. Leasehold improvements and betterments are capitalized while repairs and maintenance are expensed as incurred. The cost and accumulated depreciation of property, plant, and equipment sold, retired, or otherwise disposed are eliminated from the accounts, and the resulting gains and losses are reflected within operating expenses on the Consolidated Statements of Operations. We compute depreciation for financial reporting purposes on a straight-line basis over the estimated useful lives of the related assets as follows:

Buildings	25 to 40 years
Building improvements	7 years
Leasehold improvements	Shorter of the lease term or useful life
Equipment	3 to 10 years

We evaluate property, plant and equipment for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset or asset group may not be fully recoverable.

Equity-Based Compensation

We recognize compensation expense for employee services received in exchange for awards of equity instruments granted by Optical Holding based upon the grant date fair value of those awards over the requisite service period for the respective award.

Income Taxes

Income tax expense is based on pretax financial income and the tax rates applicable to that income in the various jurisdictions in which we operate. Deferred tax liabilities and assets are recognized for the expected future tax consequences of events that have been reflected in the consolidated financial statements. Deferred tax liabilities and assets are determined based on the differences between the book and tax bases of particular assets and liabilities as well as tax credit and operating loss carry-forwards using tax rates in effect for the years in which the differences are expected to reverse. A valuation allowance is provided to offset deferred tax assets if, based upon the weight of available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized.

Significant judgment is required in determining and evaluating our tax positions. We recognize the tax benefit from an uncertain tax position claimed or expected to be claimed on a tax return only if it is more-likely-than-not that the tax position will be sustained on examination by taxing authorities, based on the technical merits of the position. The tax benefits recognized in the consolidated financial statements from such a position are measured based on the largest benefit that has a greater than fifty percent likelihood of being realized upon ultimate settlement. We recognize interest and penalties related to uncertain tax positions as part of Income tax expense.

Intangible Assets

Our developed technology intangible assets arose from business acquisitions. Intangible assets with finite lives are amortized over their estimated useful lives and reviewed for impairment when indicators of impairment exist, such as customer non-acceptance of products and underlying technology and reduced product margins indicating declining operating performance or cash flows. The estimated useful lives of these assets are evaluated to determine if a change in an estimate is required. The remaining carrying value of the asset is amortized prospectively over the remaining adjusted useful life of the asset. The review for potential impairment and change in estimated useful lives requires us to use estimates and judgments of future cash flows, consistent with plans and estimates we use to manage related product cash flows. Intangible assets are amortized utilizing a method that is commensurate with the projected cash flows that are being derived from the asset over the respective lives.

Software developed for internal use is capitalized and amortized over its estimated useful life. Specific criteria must be met before we can capitalize software for internal use. Costs incurred in the preliminary assessment and post-implementation stage are expensed. Future costs related to the software are capitalized to the extent they improve the functionality of the software.

Impairment of Long-Lived Assets

Our long-lived assets are reviewed for impairment when events or changes in business conditions indicate that their carrying value may not be recoverable. The estimated undiscounted future cash flows associated with such assets are compared to the assets’ carrying values to determine whether impairment charges are required. The impairment loss would adjust the asset to its fair value.

Telecom Holding Parent LLC and Subsidiaries

Notes to Consolidated Financial Statements

In millions, except share and per-share data

The Company’s undiscounted cash flow analyses factor in assumptions on revenue and expense growth rates. These estimates are based upon the Company’s historical experience and projections of future activity, factoring in customer demand, and a cost structure necessary to achieve the related revenues. The Company believes its assumptions are reasonable, however, the undiscounted cash flows of the Company is close to its carrying amount and is sensitive to changes in assumptions. There can be no assurance that its estimates and assumptions made for purposes of long-lived asset impairment testing, when facts and circumstances indicate such assets will not be recoverable, will prove to be accurate predictions of the future. A sustained decline in the Company’s cash flows, changes to its capital structure, delays in expected new business opportunities, unforeseen losses or failure to achieve planned profitability improvements in the future and changes in other estimates and assumptions as noted above could result in a significant asset impairment charge. It is not possible at this time to determine if any such future impairment charge would result.

Contingencies

The Company is involved in various legal proceedings and tax matters. Due to their nature, such legal proceedings and tax matters involve inherent uncertainties including, but not limited to, court rulings, negotiations between affected parties and governmental actions. Management assesses the probability of loss for such contingencies and accrues a liability and/or discloses the relevant circumstances, as appropriate (see Note 22).

Revenue Recognition

Determining the proper revenue recognition in our consolidated financial statements requires us to make judgments about the application of the accounting rules based on the facts and circumstances of each customer arrangement.

We recognize revenue when persuasive evidence of an arrangement exists, delivery has occurred or services have been rendered, the price or fee is fixed or determinable, and collectability is reasonably assured.

Contracts and customer purchase orders are generally used to determine the existence of an arrangement. Shipping terms and related documents are used to verify delivery or performance.

The Company assesses whether the sales price is fixed or determinable based on payment terms and whether the sales price is subject to refund or adjustment. If the price is not fixed or determinable, revenue is recognized when the price becomes fixed and determinable.

Collectability is assessed based on the creditworthiness of the customer as determined by credit checks and the customer’s payment history to the Company. If collectability is not considered reasonably assured, revenue is not recognized until the payment is received.

The majority of revenue comes from product sales. We generally recognize revenue either upon shipment or upon delivery to the customer, depending on the contractual delivery terms.

Some customer agreements contain acceptance clauses that grant the customer the right to return or exchange products that do not conform to specifications. If we do not have sufficient historical evidence of customer acceptance, we recognize revenue when we receive written evidence of customer acceptance or the acceptance provisions lapse. When we have sufficient historical evidence that products meet the specifications, we recognize revenue upon shipment or delivery provided title and risk of loss have transferred at that time.

Some customer agreements grant the right to return or exchange product. We accrue for returns based on historical evidence of rates of return. We recognize revenue, net of potential returns, upon shipment or upon delivery of the product to the customer, provided title and risk of loss have transferred at that time.

Some customer arrangements are in the form of distribution agreements, with contractual rights of return, promotional rebates, and other incentives and credit allowances. We recognize revenue net of estimated returns and rebates, which are calculated based on contractual provisions and historical evidence of returns activity.

Telecom Holding Parent LLC and Subsidiaries

Notes to Consolidated Financial Statements

In millions, except share and per-share data

We also recognize revenue from deployment services, support agreements, training and professional services. Deployment services revenue results from installation of products at customer sites. Installation services, which generally occur over a short time period, are not services required for the functionality of products, as customers do not have to purchase installation services from us, and may install products themselves, or hire third parties to perform the installation services. We recognize revenue for deployment services upon completion. We recognize revenue from support agreements ratably over the service period. We recognize training and professional services revenue upon completion.

Many customer arrangements include the right to invoice the customer for costs of shipping product to the customer’s location. In these cases, we record the amount included on the customer’s invoice for shipping costs as revenue. The cost of shipping products to customers is recorded as cost of revenue.

We record revenue net of any sales-related taxes that are imposed on a sale to our customers regardless of whether or not we bill the customer for such tax.

Accounting for multiple element arrangements

When a sales arrangement contains multiple deliverables, such as product sales that include services to be performed after delivery of the product, or where we sell multiple products to a customer, we account for a deliverable (or a group of deliverables) separately if (1) the delivered item(s) has stand-alone value to the customer, and (2) if we have given the customer a general right of return relative to the delivered item(s), delivery or performance of the undelivered item(s) or service(s) is probable and substantially in our control.

Arrangement consideration is allocated to all deliverables based on the relative selling price using one of three methods: vendor–specific objective evidence (“VSOE”), third-party evidence or estimated selling price. Third-party evidence is used if VSOE is not available and estimated selling price is used if neither VSOE or third-party evidence is available.

Revenue recognition for elements delivered will be limited to the amount that is not contingent on the future delivery of products and/or services, future performance obligations or subject to customer-specified return or refund privileges.

We determine VSOE of an item based on our selling price for a deliverable when sold on a stand-alone basis. Third party evidence is determined based on a vendor’s selling price for a comparable product or service on a stand-alone basis, if available. The best estimate of selling price is established based on internal factors including pricing practices, market conditions and product lifecycles.

Research and Development

We charge all research and development costs to expense as incurred. Types of expense incurred in research and development include employee compensation, cost of prototype equipment, consulting and third-party services, depreciation, facility costs and information technology.

Deferred Financing Costs and Debt Discount

The costs attributed to obtaining the revolving credit facility have been capitalized and are being amortized and recognized in interest expense using the straight-line method over the term of the related financing agreement. The unamortized deferred financing costs are included in the line items Miscellaneous receivables and other current assets in the accompanying Consolidated Balance Sheets.

Costs incurred in connection with originating our long-term debt and financing lease obligation have been capitalized. The debt discounts attributed to the Term Loans and the financing costs related to the Term Loans and financing lease obligation are being amortized and recognized in interest expense using effective interest method over the term of the respective debt terms. The unamortized deferred financing costs and debt discounts are classified as a reduction of the long-term portion of the financing lease obligation and Term Loan B and as a reduction of Term Loan A (see Note 14).

Legal Costs

We expense legal costs associated with litigation defense as incurred.

Telecom Holding Parent LLC and Subsidiaries

Notes to Consolidated Financial Statements

In millions, except share and per-share data

Foreign Currency Translation

Generally, our foreign subsidiaries use the local currency as their functional currency. We translate our foreign subsidiaries functional currency to the U.S. dollar for reporting. Foreign subsidiaries’ assets and liabilities are translated from their functional currency to U.S. dollars at exchange rates in effect at the balance sheet date, and we translate revenue and expenses to U.S. dollars at weighted average exchange rates during the year. We record the gain or loss from translating a subsidiary’s stockholders’ equity into U.S. dollars as foreign currency translation adjustments in accumulated other comprehensive income (“AOCI”).

Foreign Currency Transactions

We recognize foreign currency transaction gains and losses resulting from changes in exchange rates due to the settlement of monetary assets and liabilities in a currency other than the subsidiary’s functional currency in Other expense (income) in our Consolidated Statements of Operations.

4.	Recent Accounting Pronouncements

Recent Accounting Standards Recently Adopted

In March 2016, the Financial Accounting Standards Board (“FASB”) issued amended guidance in ASU No. 2016-09, “Improvements to Employee Share-Based Payment Accounting,” relating to employee share-based compensation. This standard is intended to simplify various aspects in the accounting for share-based payments. The changes include (i) a shift to recording all tax effects through the income statement and to report all tax related cash flows as operating activities in the statement of cash flows, (ii) the ability to withhold shares on the settlement of an award up to the employee’s maximum statutory tax withholding requirement (by jurisdiction) without triggering liability classification, (iii) to make a policy election to estimate forfeitures, remains a requirement in certain circumstances, or recognize them as they occur and (iv) for non-public entities, two exclusive provisions (1) a practical expedient for determining the expected term of certain awards and (2) a one-time election to change the measurement basis for all liability-classified awards to intrinsic value upon the adoption of this standard. Adoption of these changes requires specific transition rules. This guidance was adopted in the first quarter of 2017. Adoption of this standard did not a have a material impact on our consolidated financial statements.

In July 2015, the FASB issued ASU No. 2015-11, “Simplifying the Measurement of Inventory.” ASU 2015-11 requires inventory within the scope of the ASU (e.g., first-in, first-out or average cost) to be measured using the lower of cost and net realizable value. Inventory excluded from the scope of the ASU (i.e., last-in, first-out or the retail inventory method) will continue to be measured at the lower of cost or market. The ASU also amends some of the other guidance in Topic 330, “Inventory,” to more clearly articulate the requirements for the measurement and disclosure of inventory. However, those amendments were not intended to result in any changes to current practice. ASU 2015-11 was effective for annual periods beginning after December 15, 2016, and interim periods within those annual periods. The adoption of this standard did not have a material effect on our consolidated financial statements.

In August 2016, the FASB issued ASU No. 2016-15, “Classification of Certain Cash Receipts and Cash Payments.” This update identifies eight specific cash flow issues with regard to how cash receipts and cash payments are presented and classified in the statement of cash flows in order to clarify existing guidance and reduce diversity in practice. The Company adopted ASU 2016-15 on a retrospective basis in the first quarter of 2018. Adoption of this update did not impact our Consolidated Statements of Cash Flows.

In November 2016, the FASB issued ASU 2016-18, “Statement of Cash Flows (Topic 230): Restricted Cash,” which requires that a statement of cash flows explain the change during the period in the total of cash, cash equivalents and amounts generally described as restricted cash or restricted cash equivalents. As such, restricted cash and restricted cash equivalents should be included with cash and cash equivalents when reconciling the beginning-of-period and ending-of-period total amounts shown on the statement of cash flows. The Company adopted ASU 2016-18 on a retrospective basis in first quarter of fiscal 2018. As a result, the change in restricted cash has been excluded from the change in cash flows from investing and financing activities and included in the change in total cash, restricted cash and cash equivalents as reported in the Consolidated Statement of Cash Flows for the three years ended December 31, 2017.

Telecom Holding Parent LLC and Subsidiaries

Notes to Consolidated Financial Statements

In millions, except share and per-share data

Recent Accounting Standards or Updates Not Yet Effective

In February 2018, the FASB issued a new accounting standard ASU 2018-02, “Income Statement; Reclassification of Certain Tax Effects from Accumulated Other Comprehensive Income,” that allows companies to reclassify from Accumulated Other Comprehensive Income to Retained Earnings stranded tax effects resulting from the enactment of the Tax Cuts and Jobs Act (the “Tax Act”). This update is effective for all entities for fiscal years beginning after December 15, 2018, and interim periods within those fiscal years. Early adoption is permitted. If we elect to reclassify stranded tax effects, the only impact will be an adjustment to accumulated other comprehensive income and retained earnings in the year of adoption.

In January of 2017, the FASB issued ASU No. 2017-01, “Business Combinations (Topic 805): Clarifying the Definition of a Business,” to assist entities when determining whether an integrated set of assets and activities meets the definition of a business. The update provides that when substantially all the fair value of the assets acquired is concentrated in a single identifiable asset or a group of similar identifiable assets, the set is not a business. The guidance is effective for fiscal years beginning after December 15, 2017, including interim periods within those fiscal years. The adoption of this new guidance is not expected to have a material impact on our consolidated financial statements.

In October 2016, the FASB issued ASU No. 2016-16, “Accounting for Income Taxes: Intra-Entity Asset Transfers of Assets Other than Inventory,” that requires recognition of the income tax consequences of intra-entity transfers of assets (other than inventory) at the transaction date. We are required to adopt this guidance in the first quarter of 2018 on a modified retrospective basis through a cumulative-effect adjustment to retained earnings as of the beginning of the period of adoption and early adoption is permitted. We do not expect the adoption of ASU 2016-06 to have a material impact on our consolidated financial statements.

In February 2016, the FASB issued ASU No. 2016-02, “Leases,” in order to increase transparency and comparability by providing additional information to users of consolidated financial statements regarding an entity’s leasing activities. The revised guidance seeks to achieve this objective by requiring reporting entities to recognize lease assets and lease liabilities on the balance sheet for substantially all lease arrangements. The guidance, which is required to be adopted in the first quarter of 2019, will be applied on a modified retrospective basis beginning with the earliest period presented. Early adoption is permitted. In July 2018, the FASB issued ASU 2018-11 “Leases (Topic 842): Targeted Improvements,” which provides lessees an additional (and optional) transition method to apply the new leasing standard to all open leases at the adoption date and recognize a cumulative-effect adjustment to the opening balance of retained earnings in the period of adoption. We are currently evaluating the impact of adopting this guidance on our consolidated financial statements.

In May 2014, the FASB and the International Accounting Standards Board (collectively, the “Boards”) jointly issued a comprehensive new revenue recognition standard, ASU No. 2014-09 “Revenue from Contracts with Customers (Topic 606),” that will supersede nearly all existing revenue recognition guidance under U.S. GAAP and International Financial Reporting Standards. The standard’s core principle is that a company will recognize revenue when it transfers promised goods or services to customers in an amount that reflects the consideration to which the company expects to be entitled in exchange for those goods or services. The standard was effective for nonpublic entities for annual and interim periods beginning after December 15, 2017. However, in July 2015, the FASB postponed the effective date one year for both public and nonpublic companies. Nonpublic companies must adopt the standard effective for fiscal years ending after December 15, 2018 and interim periods in fiscal years ending after December 15, 2019. We are evaluating the impact of the adoption of this standard on our consolidated financial statements.

Telecom Holding Parent LLC and Subsidiaries

Notes to Consolidated Financial Statements

In millions, except share and per-share data

5.	Divestitures

On July 15, 2016, we sold 100% of the shares of one wholly-owned subsidiary that held three buildings and related land for $21.9 million. We simultaneously leased back one building for seven years. Under ASC 840-40, we did not meet the requirements of a sale-leaseback and, therefore, we have recorded the sale of the building we leased back as a financing lease obligation of $13.9 million that will be amortized over seven years. Additionally, we recognized a gain on the sale of a subsidiary of $2.6 million. In the same transaction, we sold one additional building and related land held by the direct parent, wholly-owned by us, of the above subsidiary for $3.8 million and recognized a gain of $0.8 million. The gains on the sale of subsidiary and building are included in Other expense (income), net in our Consolidated Statements of Operations.

6.	Restructuring and Reorganization Charges

We have initiated restructuring and reorganization plans to align our cost structure based on current and expected long-term growth rates for the business. Restructuring and reorganization costs, which include termination benefits and facility closure costs, are recorded at estimated fair value. Termination benefits are comprised of severance payments for terminated employees and facility closure costs represent costs to terminate leases in conjunction with the consolidation of facilities and for lease and related costs for idled facilities in their entirety or in part.

Total severance and other termination benefits expensed to Restructuring and reorganization charges was $21.0 million, $18.7 million and $19.8 million for the years ended December 31, 2017, 2016 and 2015, respectively.

The following table summarizes restructuring and reorganization charges recorded for the plans mentioned above:

	2017	2016	2015
Severance and other termination benefits	$21.0	$18.7	$19.8
Other obligations	0.2	0.2	(0.2)

Total restructuring and reorganization charges	$21.2	$18.9	$19.6

Total cash paid related to acquired reserves was $0.4 million, $0.8 million and $1.6 million for the years ended December 31, 2017, 2016 and 2015, respectively.

The following table summarizes our restructuring activity:

Balance at December 31, 2015	$14.1

Restructuring expense	18.9
Cash payments	(15.0)
Other adjustments	(0.4)
Cumulative translation adjustment	(0.6)

Balance at December 31, 2016	$17.0

Restructuring expense	21.2
Cash payments	(21.7)
Other adjustments	0.2
Cumulative translation adjustment	1.0

Balance at December 31, 2017	$17.7

The restructuring obligations are recorded in Restructuring and reorganization liabilities in current liabilities and Other long-term liabilities in our Consolidated Balance Sheets. Payments related to our facility closures ended in March 2017.

Telecom Holding Parent LLC and Subsidiaries

Notes to Consolidated Financial Statements

In millions, except share and per-share data

7.	Fair Value Measurements

Our financial instruments consist of cash equivalents, accounts receivable, accounts payable, marketable securities and derivatives. The carrying value of the cash equivalents, accounts receivable and accounts payable are reasonable estimates of their fair value because of their short-term nature. We determine the fair value of marketable securities and derivatives based on observable inputs such as quoted prices in active markets, or other than quoted prices in active markets, that are observable either directly or indirectly.

Fair value is measured as an exit price, representing the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants. As such, fair value is a market-based measurement that should be determined based on assumptions that market participants would use in pricing an asset or liability. As a basis for considering such assumptions, a three-tier fair value hierarchy has been established, which prioritizes the inputs used in measuring fair value as follows:

•	Level 1—Observable inputs, such as quoted prices in active markets;

•	Level 2—Inputs, other than the quoted prices in active markets, that are observable either directly or indirectly; and

•	Level 3—Unobservable inputs in which there is little or no market data, which require the reporting entity to develop its own assumptions.

A financial instrument’s level within the fair value hierarchy is based on the lowest level of any input that is significant to the fair value measurement. See Note 17 – Employee Benefit and Retirement Plans—Retiree Medical Plan for fair value information on the plans investments.

8.	Inventories

Inventories, net of reserves consisted of the following:

	2017	2016
Raw materials	$58.8	$44.9
Work-in-process	3.1	2.3
Finished goods	84.9	93.1

	$146.8	$140.3

Inventory reserves as of December 31, 2017 and 2016 were $81.5 million and $82.3 million, respectively.

9.	Miscellaneous Receivables and Other Current Assets

Miscellaneous receivables and other current assets consisted of the following:

	2017	2016
VAT and other tax receivables	$16.8	$14.2
Prepaid expenses	17.6	12.2
Due from related parties	7.1	6.8
Other current assets	3.6	5.3

	$45.1	$38.5

The due from related parties receivable is due to services provided to a related entity, Elenion, under a transition services agreement (see Note 23).

Telecom Holding Parent LLC and Subsidiaries

Notes to Consolidated Financial Statements

In millions, except share and per-share data

10.	Property, Plant and Equipment

Property, plant and equipment consisted of the following:

	2017	2016
Land	$19.2	$19.2
Buildings and improvements	132.9	133.4
Equipment	137.3	145.7
Purchased software for internal use	25.3	22.8
Total property, plant and equipment	314.7	321.1
Accumulated depreciation	(146.3)	(139.4)

Property, plant and equipment, net	$168.4	$181.7

Depreciation expense related to property, plant and equipment used in continuing operations was $30.2 million, $35.3 million and $40.9 million for the years ended December 31, 2017, 2016 and 2015, respectively.

11.	Intangible Assets

We amortize finite lived intangible assets on a straight-line basis over their estimated useful lives. We evaluate the carrying value of definite lived intangible assets and other long-lived assets for impairment whenever indicators of impairment exist.

The gross carrying amount and accumulated amortization of intangible assets subject to amortization are as follows:

	Developed Technologies
	2017	2016
Gross carrying amount	$86.2	$86.2
Accumulated amortization	(50.2)	(35.5)
Foreign exchange adjustments	(7.1)	(16.2)

Net	$28.9	$34.5

At December 31, 2017 and 2016, the weighted average remaining lives of our developed technologies was 5.6 years and 5.9 years, respectively. Amortization expense was $9.9 million, $9.9 million and $10.4 million for the years ended December 31, 2017, 2016, and 2015.

Based on the current amount of finite-lived intangible assets at December 31, 2017, amortization expense during the next five years and thereafter is estimated to be as follows:

Year ending December 31	Intangible assets (Amortization Expense)
2018	$9.7
2019	3.4
2020	3.2
2021	3.2
2022	3.2
Thereafter	6.2

$28.9

Telecom Holding Parent LLC and Subsidiaries

Notes to Consolidated Financial Statements

In millions, except share and per-share data

12.	Product Warranties

We provide warranties for all of our products. The specific terms and conditions of those warranties vary depending on the product. We provide a basic limited warranty for periods ranging from 90 days to six years.

The estimate of warranty liability involves many factors, including the number of units shipped, historical and anticipated rates of warranty claims, and cost per claim. We periodically assess the adequacy of the recorded warranty liability and adjust the amounts as necessary. Other adjustments to accruals for product warranties represent reductions due to favorable experience to previous estimates.

We classify the portion of warranty liability that we expect to incur in the next 12 months as a current liability. We classify the portion of warranty liability that we expect to incur more than 12 months in the future as a long-term liability. Product warranty liabilities at December 31, 2017 and 2016 were as follows:

	2017	2016
Balance - beginning of year	$10.1	$12.4
Accruals for product warranties	0.4	0.1
Settlements	(2.5)	(2.2)
Other adjustments to accruals for product warranties	(0.1)	(0.1)
Currency translation adjustment	0.5	(0.1)

Balance - end of period	$8.4	$10.1

Balance sheet classification at end of reporting period
Other accrued liabilities	$4.9	$6.5
Other long-term liabilities	3.5	3.6

Total product warranty liabilities	$8.4	$10.1

13.	Other Accrued Liabilities

Other accrued liabilities consisted of the following:

	2017	2016
Due to related parties (Note 22)	$8.6	$11.2
Accrued vendor liabilities	6.6	8.3
Accrued sales and other taxes	6.4	6.9
Accrued customer rebate liabilities	13.4	7.9
Payroll withholding taxes	3.3	4.1
Product warranty	4.9	6.5
Onerous contracts	3.2	2.8
Accrued legal and professional fees	6.5	2.4
Other accrued expenses and liabilities	25.1	29.7

	$78.0	$79.8

The onerous contracts in the above table are for two customer contracts we acquired in 2013. Based on the financial terms of the contracts, we estimated at acquisition that the contracts would result in negative margin on sales to those customers over the contract periods. We estimated the present value of those anticipated losses and recorded the difference as a liability that is being amortized over the contract terms, of which approximately one year is remaining at December 31, 2017. We recorded a contra-expense in our operating loss of $1.2 million, $2.6 million and $1.0 million in the years ended December 31, 2017, 2016 and 2015, respectively. The onerous contract liability discount is amortized to interest expense in the Consolidated Statements of Operations and was $0.2 million, $0.4 million and $0.7 million for the years ended December 31, 2017, 2016 and 2015, respectively.

Telecom Holding Parent LLC and Subsidiaries

Notes to Consolidated Financial Statements

In millions, except share and per-share data

14.	Debt and Borrowing Arrangements

On December 3, 2013, the Company and Cerberus, as collateral and administrative agent, entered into that certain financing agreement (as amended, the “Financing Agreement”) pursuant to which Cerberus provided a revolving line of credit and a term loan.

The following is a summary of our debt and borrowing arrangements as of December 31, 2017 and 2016:

	Average		Average
	Rate	2017	Rate	2016
Revolver (Cerberus)	13.1%	$20.0	12.5%	$20.0
Financing lease obligation - Naperville	6.8%	182.0	6.8%	184.1
Financing lease obligation - Finland	9.8%	12.7	9.8%	13.5
Demand Note		—	4.1%	170.9
Term Loan A (Cerberus)	11.0%	84.7	11.0%	133.7
Less: Unamortized discounts and deferred financing costs (1)		(5.8)		(10.1)

Total third party debt		293.6		512.1
Related-Party Debt
Term Loan B (Oaktree)	16.5%	137.0		—
Term Loan B discount(2)		(7.6)		—
SSS Promissory Note (Holdings)	4.3%	177.3		—

Related-Party Debt Total		306.7		—

Total debt obligations		600.3		512.1

Less: Current portion
Revolver (Cerberus)		20.0		—
Term Loan A (Cerberus)		80.8		49.0
Demand Note		—		170.9

Short-term notes payable		80.8		219.9
Financing lease obligation		5.2		2.9

Total current portion of long-term debt obligations		106.0		222.8

Total long-term debt obligations, net		$494.3		$289.3

(1)	Unamortized deferred financing costs were incurred with the direct financing lease and term loan.
(2)	Term Loan B discount includes OID, capitalized costs incurred with financing and portion allocated to members’ deficit.

Revolver

The Financing Agreement provides for a $20.0 million revolving credit facility (“Revolver”). Amendment No. 8 to Financing Agreement (see below) extended the maturity date of the Revolver to December 31, 2021 (“First Out Maturity Date”). Prior to June 13, 2017, any amounts borrowed under the Revolver bear interest at either the Reference Rate (with a floor of 2.5%) plus a margin of 9.0% or the LIBOR Rate (with a floor of 1.5%) plus a margin of 9.5%. Since June 13, 2017, the Revolver bears interest at Federal Funds Rate plus a margin of 9.0% (“Reference Rate Loan”) or LIBOR plus a margin of 9.5% (“LIBOR Rate Loan”).

Telecom Holding Parent LLC and Subsidiaries

Notes to Consolidated Financial Statements

In millions, except share and per-share data

Prior to Amendment No. 3 to Financing Agreement, effective June 11, 2015, any unused portion of our Revolver and any amounts borrowed under the Revolver bore interest at either the Reference Rate (with a floor of 2.5%) plus a margin of 7.00% or the LIBOR Rate (with a floor of 1.5%) plus a margin of 7.5%.

We are charged a monthly commitment fee of 0.50% on the unused portion of our Revolver in addition to annual service fees of $0.2 million. We had $20 million outstanding borrowings under our $20 million Revolver as of December 31, 2017 and 2016, respectively and $10 million outstanding as of December 31, 2015.

In connection with the Amended Financing Agreement (see Amendment No. 8 to Financing Agreement below), we capitalized $0.4 million of fees related to the Revolver. We capitalized financing costs of $0.7 million related to our Revolver under the original Financing Agreement, of which $0.2 million was unamortized as of June 13, 2017. We amortize deferred financing costs to interest expense using the straight-line method over the remaining term of the Revolver. For the years ended December 31, 2017, 2016 and 2015, we amortized $0.1 million, in each year, of deferred financing costs to interest expense in our Consolidated Statements of Operations.

Term Loan A

The Financing Agreement provides for a $140.0 million term loan facility (the “Term Loan A”). The outstanding principal balance under Term Loan A was $84.7 million as of December 31, 2017. We are required to make quarterly payments of $1 million. Term Loan A is due at the earlier of the repayment of Term Loan B or First Out Maturity Date. Term Loan A may be prepaid, in whole or part, without penalty or premium.

Prior to June 12, 2017, the Term Loan A bore interest at either the Reference Rate (with a floor of 2.5%) plus a margin of 9.0% or the LIBOR Rate (with a floor of 1.5%) plus a margin of 9.5%. Since June 13, 2017, Term Loan A bears interest at the Reference Rate Loan or LIBOR Rate Loan.

Prior to Amendment No. 3 to Financing Agreement, effective June 11, 2015, Term Loan A bore interest at either the Reference Rate (with a floor of 2.5%) plus a margin of 7.00% or the LIBOR Rate (with a floor of 1.5%) plus a margin of 7.5%.

In connection with the Amended Financing Agreement (see Amendment No. 8 to Financing Agreement below), we capitalized $0.4 million of fees related to Term Loan A. We recorded a discount and capitalized financing costs of $12.7 million under the Financing Agreement and through the Seventh Amendment related to Term Loan A, of which $5.5 million was unamortized as of June 13, 2017. We amortize the discount and deferred financing costs over the remaining life of Term Loan A using the effective-interest method. For the years ended December 31, 2017, 2016 and 2015, we amortized $2.8 million, $2.2 million and $1.3 million, respectively, of the debt discount and deferred financing costs to interest expense in our Consolidated Statements of Operations.

Due to the Term Loan A principal payment of $45 million in June 2017 related to the Amended Financing Agreement, we wrote off $2.1 million of previously capitalized deferred financing costs and debt discounts. We expensed fees paid to third parties of $1.7 million related to the Amended Financing Agreement.

Demand Note

On December 20, 2013, the Company entered into a Loan Authorization Agreement (“Demand Note”) with BMO Harris Bank N.A.(“BMO Harris”), guaranteed by Marlin Equity IV, L.P., a fund managed by Marlin. The initial maximum borrowing capacity under the Demand Note was $205 million. As of December 31, 2014, $37.0 million was drawn as a condition to the Forbearance Agreement. During 2015, the Company borrowed an additional $75 million under the Demand Note to provide cash for operating activities.

The interest rate on the Demand Note is the greater of (i) BMO Harris’ Prime Rate plus 0.5% Prime Rate Margin or (ii) three month LIBOR rate plus a 3.25% LIBOR Margin. Interest is compounded monthly on the outstanding principal and interest balance. At the option of the Company, interest is payable in cash or added to the then outstanding principal and accrued interest balance. Accrued compounded interest as of December 31, 2015 was $3.2 million. At its discretion, the Company may repay any portion of the principal, with accrued interest through the date of repayment without premium or penalty.

Telecom Holding Parent LLC and Subsidiaries

Notes to Consolidated Financial Statements

In millions, except share and per-share data

First Amendment to Loan Authorization Agreement (“Demand Note First Amendment”)

On October 20, 2015, the Company and BMO Harris entered into the Demand Note First Amendment whereby the maximum credit available under the Demand Note was adjusted to $130 million and an additional Marlin fund was added as a guarantor.

During 2016, under the Demand Note with BMO Harris, Telecom borrowed an additional $50 million, of which Telecom loaned $30 million to Coriant to fund operations and Telecom loaned $20 million to its immediate, wholly-owned subsidiary, CSF, to collateralize certain letters of credit previously collateralized by real property the Company sold in July 2016 (See Note 23 – Related Party Transactions—Letter of Credit Facility).

Second and Third Amendments to Loan Authorization Agreement (“Demand Note Second Amendment” and Demand Note Third Amendment”)

On July 25, 2016, the Company and BMO Harris entered into the Demand Note Second Amendment whereby the maximum credit available under the Demand Note was increased to $150 million. On October 24, 2016, the Company entered into the Demand Note Third Amendment whereby the maximum credit available under the Demand Note was increased to $180 million.

Assignment and Assumption Agreement

On June 12, 2017, Telecom and BMO Harris entered into the Assignment and Assumption agreement. Telecom assigned all of its rights and obligations under the Demand Note, $174.2 million at June 12, 2017, to Holdings and Holdings irrevocably assumed any and all obligations of Telecom liabilities and obligations under the Demand Note.

Related-Party Debt

Term Loan B

On June 13, 2017, the Company entered into the Eighth Amendment of the Financing Agreement (see “Amended Financing Agreement” below). Under the Eighth Amendment, Oaktree provided $125 million of additional financing (“Term Loan B”).

Term Loan B bears interest at a non-cash interest rate of 16.50% per annum. Interest shall continue to accrue and compound (“PIK Interest”) until December 31, 2018. From January 1, 2019 through December 31, 2019, cash interest on the outstanding Term Loan B balance will equal 8.25% per annum and 8.25% PIK Interest. From January 1, 2020 through June 30, 2022 (“Final Maturity Date”), cash interest on the outstanding Term Loan B balance will equal 10.00% per annum and 6.50% PIK Interest. All unpaid principal and interest are due on the Final Maturity Date. Interest is payable in cash or PIK Interest in arrears on the first day of each month.

As described in Note 1, in connection with Term Loan B, Oaktree received a 30% ownership interest in Parent. The Company allocated the proceeds received from Term Loan B between the relative fair value of the debt and equity issued. As a result, a debt discount of $2.4 million was recorded for the relative fair value of the equity issued. The debt discount will be accreted as interest expense over the term of the debt using the effective interest method.

In connection with Term Loan B, we incurred $3.6 million of debt issuance costs and a debt discount of $4.9 million, both of which will reduce the carrying amount of the Term Loan B principal and will be amortized over the life of Term Loan B using the effective interest method. For the year ended December 31, 2017, we amortized $1.0 million to interest expense in our Consolidated Statements of Operations.

Telecom Holding Parent LLC and Subsidiaries

Notes to Consolidated Financial Statements

In millions, except share and per-share data

SSS Promissory Note

Contemporaneously, with the Assignment and Assumption Agreement, Telecom assigned to Holdings all of its rights and obligations for its related $174.3 million intercompany loan (Senior Secured Subordinated Promissory Note “SSS Promissory Note”).

From July 1, 2017, the SSS Promissory Note accrues interest at 4.25% per annum compounded monthly. As of December 31, 2017, the outstanding principal and interest on the SSS Promissory Note is $177.3 million.

As part of the Change in Control transaction and upon an approved sale that does not generate enough cash proceeds to repay all amounts outstanding under the SSS Promissory Note, Marlin agreed to cancel and forgive, without any further obligation to the Company, lender or their affiliates, any portion of the SSS Promissory Note that the sale proceeds does not cover (See Note 25).

Maturities

Our scheduled maturities under our obligations to Cerberus (Revolver and Term Loan A) and to our related parties (SSS Promissory Note and Term Loan B) are as follows:

		Related-
	Cerberus	Party Debt
2018	$104.7	$—
2019	—	—
2020	—	—
2021	—	—
2022	—	314.3

	$104.7	$314.3

Amendments to the Financing Agreements

Waiver, Consent and Amendment No. 3 to Financing Agreement

On June 11, 2015, Tellabs, Inc., entered into the Waiver, Consent and Amendment No. 3 to Financing Agreement (“Third Amendment”) whereby Cerberus agreed to waive the existing events of default through the date of the Third Amendment including the events of default under the two previous Forbearance Agreements and Tellabs, Inc. agreed to amend the financing agreement with the $20 million Revolver and $140 million Term Loan A. The Company paid a fee to Cerberus in connection with the Third Amendment of $1.6 million. At June 11, 2015, the outstanding balance of the Revolver and Term Loan A were $0 and $138.2 million, respectively.

Amendment No. 4 to Financing Agreement

On September 29, 2015, we entered into Amendment No. 4 to Financing Agreement (“Fourth Amendment”). The Fourth Amendment amended certain terms and references in the Financing Agreement. No fee was paid to Cerberus for entering into the Fourth Amendment.

Amendment No. 5 to Financing Agreement

On June 20, 2016, we entered into Amendment No. 5 to Financing Agreement (“Fifth Amendment”). The Fifth Amendment amended certain financial covenants and provided approval for $20 million of incremental related-party debt, which was funded on June 21, 2016. No fee was paid to Cerberus for entering into the Fifth Amendment.

Telecom Holding Parent LLC and Subsidiaries

Notes to Consolidated Financial Statements

In millions, except share and per-share data

Amendment No. 6 to Financing Agreement

On September 15, 2016, we entered into Amendment No. 6 to Financing Agreement (“Sixth Amendment”). The Sixth Amendment amended certain financial covenants and provided approval for $10 million of incremental related-party debt, under the SSS Promissory Note, which was funded on September 15, 2016. Additionally, as a condition to the Sixth Amendment, Telecom must make available $20 million of liquidity in the form of additional subordinated debt. Furthermore, certain specified conditions, as defined in the Sixth Amendment, must be met at agreed upon dates. These conditions were subsequently amended under the Seventh Amendment.

We capitalized $6 million of fees related to the Sixth Amendment. We paid $1 million to Cerberus on the date of the Sixth Amendment and financed $5 million with Cerberus through an increase in our Term Loan A from $130.7 million to $135.7 million, subject to the same interest rates and repayment terms as set forth in the Fifth Amendment.

Amendment No. 7 to Financing Agreement

On October 11, 2016, we entered into Amendment No. 7 to Financing Agreement (“Seventh Amendment”). The Seventh Amendment amended certain financial covenants in the Sixth Amendment and maintained certain specified conditions, as defined in the Sixth Amendment, that must be met at agreed upon dates.

Waiver Under Financing Agreement

On March 10, 2017, we received the Waiver related to our existing debt covenant defaults as of December 31, 2016 as well as a waiver to specified future events of default through March 31, 2017 contained in Amendment No. 7 to Financing Agreement. The waiver placed additional conditions on the Company and, if the Company could not comply with those conditions by July 31, 2017, this would result in an immediate event of default. Prior to July 31, 2017, the Company entered into Amendment No. 8 to Financing Agreement.

Amendment No. 8 to Financing Agreement

On June 13, 2017, the Company entered into the Eighth Amendment of the Financing Agreement (“Amended Financing Agreement”). Under the Eighth Amendment, Oaktree provided $125 million of additional financing under Term Loan B. The Company used a portion of these proceeds to repay $45 million of principal on Term Loan A and $8.5 million of costs. The existing, fully-drawn $20 million Revolver remains in place. Collectively, Term Loan A, Term Loan B and Revolver are referred to as Obligations.

The Revolver and Term Loan A bear interest at Reference Rate Loan or LIBOR Rate Loan. The Revolver is due is due at the First Out Maturity Date. Term Loan A has mandatory scheduled principal payments of $1.0 million on the last day of each March, June, September and December and all unpaid interest and principal is due at the earlier of the repayment of Term Loan B or the First Out Maturity Date. The Revolver and Term Loan A may be prepaid, in whole or part, without penalty or premium.

Term Loan B bears interest at a non-cash interest rate of 16.50% per annum. Interest shall continue to accrue and compound (“PIK Interest”) until December 31, 2018. From January 1, 2019 through December 31, 2019, cash interest on the outstanding Term Loan B balance will equal 8.25% per annum and 8.25% PIK Interest. From January 1, 2020 through June 30, 2022 (“Final Maturity Date”), cash interest on the outstanding Term Loan B balance will equal 10.00% per annum and 6.50% PIK Interest. All unpaid principal and interest are due on the Final Maturity Date. Interest is payable in cash or PIK Interest in arrears on the first day of each month.

Under the amended financial covenants, effective on June 13, 2017, we must maintain $20 million of unrestricted cash on hand on the last day of any fiscal month, and on and after December 31, 2018, Consolidated EBITDA, as defined in the Amended Financing Agreement, shall not be less than $50 million for any four consecutive quarters effective December 31, 2018. The Company retains the Cure Right (see below) provided for in the Third Amendment. Further, future management fees may not be paid to Marlin until Final Maturity Date or the repayment of all Obligations, except under certain circumstances as provided for in the Eighth Amendment.

Telecom Holding Parent LLC and Subsidiaries

Notes to Consolidated Financial Statements

In millions, except share and per-share data

In the event that the Company does not comply with the amended covenants, the Company would not be in compliance with the terms of the Financing Agreement. In the event that the Company fails to comply with its covenants and Cerberus exercises its rights under the Financing Agreement, the Company might experience a liquidity shortage, which would impact its financial condition, the severity of which could be material. The Third Amendment contained a “cure right,” which remains unchanged in the Eighth Amendment, such that if the Company were to violate one if its financial covenants, Marlin and Oaktree (“Shareholders”) may contribute a “Specified Contribution,” defined in the Third Amendment as an amount up to $7.5 million. Further, Shareholders may only make two such Specified Contributions during the term of the Eighth Amendment. The amount of any Specified Contribution will be considered incremental EBITDA for the purposes of determining compliance with its financial covenants. The proceeds from the Specified Contributions, if any, must be used to repay the loan.

As a result of the changes to the terms of the Revolver and Term Loan A in the Eighth Amendment, both the Revolver and Term Loan A met the requirements of a Troubled Debt Restructuring (“TDR”), but no gain or loss occurred at that date because the undiscounted cash flows were in excess of the carrying amounts.

Amendment No. 9 to Financing Agreement

On January 18, 2018, we entered into Amendment No. 9 to Financing Agreement (“Ninth Amendment”) with Cerberus. The Ninth Amendment amended certain covenants in the Eighth Amendment and provided $66.7 million ($60 million, net) of additional financing through Oaktree in the form of a term loan (“Term Loan C”). As part of the Oaktree Term Loan C funding, Marlin and Oaktree reached an agreement whereby Oaktree became the majority owner (90%) of Parent and assumed control of the board of directors (see Note 25).

Financing Lease Obligations

On April 1, 2014, we sold our Naperville facility (land and all attached real property) to a third party for $187.5 million and leased back our occupied office space under a 15-year lease with four, five-year, renewal periods. Under the lease terms, we obtained all rights to receive lease payments from existing and future sub-tenants with approval of the purchaser. We are responsible for all costs, including maintenance, upkeep and taxes.

Under ASC 840-40, we did not meet the requirement of “active use” and therefore we have recorded this transaction as a financing lease obligation. The selling price of $187.5 million was recorded as a financing lease obligation and will be amortized over 15 years. The principal portion of the monthly lease payments will reduce the financing lease obligation and the remainder will be charged to interest expense.

In connection with the Financing Lease Obligation, we incurred financing costs of $2.6 million. The deferred financing costs are amortized to interest expense using the effective interest method over the term of the Financing Lease Obligation. For the years ended December 31, 2017, 2016 and 2015, we amortized $0.2 million, in each year, of deferred financing costs to interest expense in our Consolidated Statements of Operations. Approximately $1.9 million and $2.1 million of unamortized deferred financing costs are classified as a reduction the long-term portion of the direct financing lease as of December 31, 2017 and 2016, respectively.

In July 2016, we sold a building we owned in Finland to a third party, and leased back under a seven year agreement. We did not meet the sale lease-back treatment requirements under ASC 840-40 (see Notes 5, 14 and 23).

Telecom Holding Parent LLC and Subsidiaries

Notes to Consolidated Financial Statements

In millions, except share and per-share data

Our scheduled principal payments, lease payments and non-cancellable sub-lease rentals under our financing leases as of December 31, 2017 are as follows:

	Principal Payments	Lease Payments	Sublease Receipts
2018	$5.2	$17.9	$(9.5)
2019	5.2	18.4	(9.4)
2020	6.2	18.6	(8.7)
2021	7.2	19.1	(7.0)
2022	8.4	19.6	(6.1)
2023 and thereafter	162.5	119.8	(11.8)

	$194.7	$213.4	$(52.5)

15.	Other Long-Term Liabilities

Other long-term liabilities consisted of the following:

	2017	2016
Pension benefit obligation	$38.8	$33.8
Deferred revenue	30.9	28.5
Long-term related-party liabilities	28.8	20.1
Product warranties	3.5	3.6
Other long-term liabilities	1.1	0.9

	$103.1	$86.9

16.	Equity-Based Compensation

Optical Holding’s Incentive Compensation Plan (“2013 Plan”) provides for the grant of long-term incentives, including common unit options (“CUO”) and restricted stock units (“RSU”). Equity-based grants vest over one to five years, participate in distributions, under specific instances, and have no voting rights. The CUOs and RSUs vest over five years. We recognize compensation expense for CUOs and RSUs over the service period based on the grant date fair value. CUOs granted but unexercised expire ten years from the grant date. Optical Holding approved 25,125,758 units for grant under the 2013 Plan.

After the change in ownership on January 18, 2018 (see Note 25), and in accordance with the 2013 Plan documents, (i) all RSU and series C restricted units under the 2013 Plan were cancelled, (ii) all CUO shares were cancelled and (iii) the 2013 Plan was terminated in full without further obligation.

Telecom Holding Parent LLC and Subsidiaries

Notes to Consolidated Financial Statements

In millions, except share and per-share data

Common Unit Options

We estimated the fair value of CUOs granted in 2017 to have the same $0.01 per unit value as the last units granted.

CUO activity was as follows:

	2017			2016
	Shares	Weighted Average Exercise Price	Weighted Average Grant Date Fair Value	Shares	Weighted Average Exercise Price	Weighted Average Grant Date Fair Value
Outstanding, beginning of period	4,084,760	$0.01	$0.60	4,918,711	$0.01	$0.61
Granted	50,000	$0.01	$0.01	—	$0.01	$—
Forfeited	(40,812)	$0.01	$0.10	(833,951)	$0.01	$0.63

Outstanding, end of period	4,093,948	$0.01	$0.60	4,084,760	$0.01	$0.60

As of December 31, 2017, 3,935,866 CUOs were vested or exercisable, and based on an assumed forfeiture rate of approximately 5%, 4,084,767 are expected to vest and become exercisable over the life of the agreement.

Restricted Stock Units

RSU activity was as follows:

	2017		2016		2015
	Shares	Weighted Average Grant Date Fair Value	Shares	Weighted Average Grant Date Fair Value	Shares	Weighted Average Grant Date Fair Value
Non-vested, beginning of period	4,022,484	$0.35	6,410,814	$0.38	10,344,093	$0.55
Granted	258,333	$0.02	490,000	$0.01	2,121,069	$0.10
Vested	(2,130,798)	$0.44	(2,618,156)	$0.42	(3,344,653)	$0.49
Forfeited	(416,225)	$0.28	(260,174)	$0.56	(2,709,695)	$0.68

Non-vested, end of period	1,733,794	$0.21	4,022,484	$0.35	6,410,814	$0.38

As of December 31, 2017, unrecognized equity-based compensation for RSUs was $0.4 million.

During 2015, we awarded three shares of series C restricted units. Restricted Unit C-1 (“Unit C-1”) vests upon a change in control. A change in control is defined as an investment in or sale of the Company of more than 50% to an unaffiliated third party. The fair value of the Restricted C-1 Unit is $2.1 million. Restricted Unit C-2 (“Unit C-2”) and Restricted Unit C-3 (“Unit C-3”) vest over five years. Twenty percent (20%) vests on May 11, 2016 and the remaining vest ratably through May 11, 2020. The fair value of Unit C-2 and Unit C-3 are $0.4 million and $0.1 million, respectively.

We used an option-pricing model to determine the fair value of each share. The following table summarizes the activity for these units:

			Compensation Expense			Unrecognized Compensation Expense
(in millions, except share data)	No. of Shares	Fair Value	2017	2016	2015
Unit C-1	1	$2.1	$—	$—	$—	$2.1
Unit C-2	1	$0.4	$0.1	$0.1	$0.1	$0.1
Unit C-3	1	$0.1	$—	$—	$—	$0.1

As of December 31, 2017, Unit C-2 and Unit C-3 had unrecognized equity-based compensation of $0.2 million and Unit C-1 had unrecognized equity-based compensation of $2.1 million.

Telecom Holding Parent LLC and Subsidiaries

Notes to Consolidated Financial Statements

In millions, except share and per-share data

We recognized $1.3 million, $1.5 million and $2.3 million of equity-based compensation expense for the years ended December 31, 2017, 2016 and 2015, respectively. Approximately $1.0 million for each of the years ended December 31, 2017 and 2016 and approximately $1.6 million for the year ended December 31, 2015 was recorded in General and administrative expense in our Consolidated Statements of Operations.

17.	Employee Benefit and Retirement Plans

401(k) Plans

Our U.S. based employees may participate in the Coriant 401(k) Plan. Upon meeting eligibility requirements, we match (dollar-for-dollar) up to the first 4% of the employee’s contribution. Both employee and employer contributions are vested immediately. The plan provides for a discretionary Company contribution, which is subject to Board of Directors approval and is funded entirely by the Company. The amount of the contribution, if approved, is based on a percent of pay for a specific period. All 401(k) eligible employees actively employed on the last business day of the declared period are immediately eligible to receive this fully vested contribution. The investment of these funds follows the participants’ elections on file for the program. No discretionary contributions were approved for 2017 and 2016. We maintain similar plans for the benefit of eligible employees at most subsidiaries outside North America.

Contributions to these programs were $7.2 million, $10.2 million and $12.3 million for the years ended December 31, 2017, 2016 and 2015, respectively.

Retiree Medical Plan

We maintain a defined-benefit Retiree Medical Plan for our U.S.-based employees. Under the plan, we provide qualified retirees from Coriant Naperville with a subsidy to offset their insurance premiums and allow the retirees to participate in the Company-sponsored healthcare plan. Effective June 1, 2014, we discontinued the Retiree Medical Plan for current and future active employees. We did not contribute to the plan in 2017, 2016 or 2015.

As of June 1, 2014, all then currently enrolled retirees and their eligible dependents and survivors were grandfathered into the plan and continue to receive coverage. This change in the Retiree Medical Plan resulted in a reduction of $6.5 million to the accumulated post-retirement benefit obligation for prior service costs related to current active employees and was recorded as a gain to AOCI. As of December 31, 2016, the remaining unamortized gain was $5.6 million, which was to be amortized to income over approximately 15 years.

Retiree Medical Plan Termination

On May 22, 2017, we terminated the Retiree Medical Plan. Plan assets of $11.0 million were reverted back to us and the obligation for the medical claims incurred by the plan participants prior to and as of May 22, 2017 have been settled. As a result of the reversion, we paid an excise tax equal to 50%, totaling $5.5 million, of the reverted amount of plan assets to the Internal Revenue Service on July 31, 2017. Management believes there are no additional state or federal income taxes on the reversion due to the ability of the Company to utilize its net operating losses carryforwards. We recorded a gain of $1.8 million, net of tax, which is included in other expense (income), net in our Consolidated Statement of Operation for the year ended December 31, 2017.

Telecom Holding Parent LLC and Subsidiaries

Notes to Consolidated Financial Statements

In millions, except share and per-share data

The following table summarizes benefit obligations, plan assets and funded status of the Retiree Medical Plan as of December 31, 3017 and 2016:

	2017	2016
Change in benefit obligation
Accumulated postretirement benefit obligation – beginning of year	$2.4	$2.5
Service cost	—	0.1
Interest cost	0.1	0.1
Benefits paid	(0.1)	(0.3)
Termination of Plan	(2.4)	—

Accumulated postretirement benefit obligation – end of reporting period	$—	$2.4

Change in plan assets
Assets at fair value – beginning of year	$10.9	$11.0
Return on plan assets	0.2	0.3
Benefits/expenses paid	(0.1)	(0.4)
Termination of Plan	(11.0)	—

Assets at fair value – end of reporting period	$—	$10.9

Funded status (included in Other long-term assets)	$—	$8.5

Our investment strategy for the plan’s assets focuses on asset allocation and diversification. As a result, the assets were diversified across asset classes to achieve a conservative risk profile. The plan’s assets were 100% invested in fixed income securities up to the reversion date, June 2, 2017 and at December 31, 2016.

We use the three-tier fair value hierarchy to measure the fair value of these investments. The assets are classified as Level 1 because they are invested in highly liquid, publicly traded securities which are valued daily using quoted prices in active markets.

The following tables present by level, within the fair value hierarchy, the value of assets of the Retiree Medical Plan at:

	Fair Value Measurements at December 31, 2016
	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Balance
Fixed income securities	$10.9	$—	$—	$10.9

Total assets	$10.9	$—	$—	$10.9

The following table summarizes components of net periodic benefit cost (credit) of the Retiree Medical Plan:

	2017	2016	2015
Components of net periodic postretirement benefit cost
Service cost	$—	$0.1	$0.1
Interest cost	0.1	0.1	0.1
Expected return on assets	(0.1)	(0.3)	(0.3)
Amortization of unrecognized prior service cost	(0.2)	(0.3)	(0.4)

Net periodic postretirement benefit cost	$(0.2)	$(0.4)	$(0.5)

We amortize the prior service cost (“PSC”) using a straight-line method over the average remaining years of service to full eligibility for benefits of the active Retiree Medical Plan participants.

Telecom Holding Parent LLC and Subsidiaries

Notes to Consolidated Financial Statements

In millions, except share and per-share data

The following table summarizes the weighted average assumptions used to determine benefit costs and benefit obligations:

	2017	2016	2015
Discount rate used to determine benefit costs	3.5%	4.0%	3.7%
Discount rate used to determine benefit obligation	3.8%	3.8%	4.0%
Expected long-term rate of return on assets	2.5%	2.5%	3.0%

The discount rates used to determine benefit costs and benefit obligations were based on hypothetical zero coupon corporate bond yield curves that replicate the cash flows of the plan. The discount rates used in 2017 changed from 2016 due to the changes in the hypothetical zero coupon corporate bond yield curve.

Pension and Post-Retirement Benefit Plans

We operate a number of post-employment plans in Germany, as well as smaller post-employment plans in other countries, including both defined contribution and defined benefit schemes. The defined benefit plans expose the Company to actuarial risks such as, investment risk, interest rate risk, life expectancy risk and salary risk. The characteristics of the defined benefit plans and the risks associated with them vary depending on legal, fiscal, and economic requirements in Germany.

Obligations and Funded Status

The following table sets forth the changes in benefit obligations and the fair value of plan assets for our benefit plans:

	2017	2016
Benefit obligation at beginning of year	$93.0	$81.3
Service cost	2.8	3.1
Interest cost	1.7	1.9
Benefits paid	(0.7)	(0.4)
Additions	0.7	0.2
Actuarial loss (gain)	(1.6)	11.2

Foreign currency exchange rate changes	13.4	(4.3)

Benefit obligation at end of year	109.3	93.0
Fair value of plan assets at beginning of year	59.2	60.1
Actual return on plan assets	2.3	2.1
Actuarial gain	1.0	(0.7)
Foreign currency exchange rate changes	8.0	(2.3)

Fair value of plan assets at end of year	70.5	59.2

Net liability recognized	$(38.8)	$(33.8)

The net liability is included in the line item Other long-term liabilities in our Consolidated Balance Sheets.

Pension Plan Assets

The following table presents total assets for our German pension plans:

	2017	2016
Noncurrent asset	$70.5	$59.2
Long-term liability	(109.3)	(93.0)

Net liability recognized	$(38.8)	$(33.8)

Components of Net Periodic Benefit Cost

Net periodic benefit cost for our pension and other post-retirement benefit plans consisted of the following.

Telecom Holding Parent LLC and Subsidiaries

Notes to Consolidated Financial Statements

In millions, except share and per-share data

	2017	2016	2015
Service cost	$2.8	$3.1	$1.8
Interest cost	1.7	1.9	1.9
Expected return on plan assets	(2.3)	(2.1)	—
Amortization of actuarial loss [1]	1.7	0.4	0.9

Total cost recognized in consolidated statements of income	$3.9	$3.3	$4.6

(1)

Actuarial gains and losses are amortized using a corridor approach. The gain/loss corridor is equal to 10% of the greater of the pension benefit obligation and the market-related value of assets. Gains and losses in excess of the corridor are generally amortized over the average future working lifetime of the pension plan participants.

The following table sets forth the changes in AOCI for our benefit plans (pre-tax):

	2017	2016	2015
Beginning balance in AOCI	$(25.9)	$(15.2)	$(19.2)
Net actuarial (loss) gain arising in current year	2.7	(11.0)	2.9
Amortization of net actuarial loss	1.7	0.4	0.9
Foreign currency translation gain (loss)	0.1	(0.1)	0.2
Ending balance in AOCI	$(21.4)	$(25.9)	$(15.2)

The actuarial gain in 2017 was caused primarily by the change in the discount rate. Amounts in AOCI expected to be recognized as components of net periodic pension cost in 2017 is amortization of actuarial costs of $1.7 million (pre-tax).

Assumptions

Certain weighted-average assumptions used in computing the benefit obligations are as follows:

	2017	2016	2015
Discount rate	1.97%	1.76%	2.64%
Salary growth rate	2.25%	2.25%	2.25%
Pension growth rate	2.00%	2.00%	2.00%

Assumptions regarding future mortality are set based on actuarial advice in accordance with published German statistics and experience. These assumptions translate into an average life expectancy in years for a pensioner retiring at age 65:

2018 Life Expectancy
Retiring at the end of the reporting period:	18.9
– Male	22.9
– Female	20.9

The sensitivity of the defined benefit obligation to changes in the weighted principal assumptions is:

	Change in	Increase in	Decrease in
	Assumption%	Assumption	Assumption
Discount rate for determining present values	0.50	$(11.1)	$4.8

The above sensitivity analyses are based on a change in an assumption while holding all other assumptions constant. In practice, this is unlikely to occur, and changes in some of the assumptions may be correlated. When calculating the sensitivity of the defined benefit obligation to significant actuarial assumptions the same method (present value of the defined benefit obligation calculated with the projected unit credit method at the end of the reporting period) has been applied as when calculating the pension liability recognized within the Consolidated Balance Sheets.

Telecom Holding Parent LLC and Subsidiaries

Notes to Consolidated Financial Statements

In millions, except share and per-share data

Cash Flows

Our estimated future benefit payments under our pension plans as of December 31, 2017 are as follows:

2018	$2.4
2019	2.4
2020	2.8
2021	4.1
2022	4.5
2023-2027	21.0

$37.2

18.	Income Taxes

The components of loss before income taxes are as follows:

	2017	2016	2015
Loss from domestic sources	$(88.8)	$(64.7)	$(151.0)
Loss from foreign sources	(78.1)	(53.1)	26.1

Loss from continuing operations before income tax	$(166.9)	$(117.8)	$(124.9)

The provision for income tax expense consists of the following:

	2017	2016	2015
Current
Federal	$0.2	$(0.4)	$(1.9)
State	0.5	0.6	0.8
Foreign	8.4	7.7	23.3

Subtotal	9.1	7.9	22.2

Deferred
Federal	—	0.8	1.2
Foreign	(0.8)	2.2	(5.2)

Subtotal	(0.8)	3.0	(4.0)

Total income tax expense	$8.3	$10.9	$18.2

Telecom Holding Parent LLC and Subsidiaries

Notes to Consolidated Financial Statements

In millions, except share and per-share data

Deferred tax assets and (liabilities) consist of the following:

	2017	2016
Non-current deferred tax asset (liability)
Net operating loss and tax credit carryforwards	$319.6	$295.8
Accrued liabilities	46.3	74.8
Inventory reserves	4.9	9.5
Deferred employee benefit expenses	7.4	6.8
Restructuring accruals	0.2	0.3
Amortizable intangibles	4.1	6.9
Deferred revenue and advance payments	8.0	9.2
Other deferred tax assets	25.9	33.2
Fixed assets and depreciation	(8.7)	(26.6)
Other deferred tax liabilities	(12.7)	(15.4)
Unremitted earnings of non-US subsidiaries	(1.7)	(1.8)

Total non-current deferred tax asset	393.3	392.7
Valuation allowance	(386.8)	(377.8)

Total deferred tax asset	$6.5	$14.9

The net deferred tax asset was $6.5 million at December 31, 2017. The deferred tax asset primarily arose from net operating losses (“NOL”) and tax credit carryforwards and accrued liabilities.

A reconciliation of the reported effective income tax rates to the domestic federal income tax rate is as follows:

	2017	2016	2015
Statutory federal income tax rate	35.0%	35.0%	35.0%
Valuation allowance on net domestic deferred tax assets	(5.1)	(37.4)	(40.9)
State income tax, net of federal benefits	(0.5)	(0.3)	(0.7)
Foreign earnings taxed at different rates	(6.0)	1.9	(0.9)
Impact of Tax Custs and Jobs Act	(26.9)	—	—
Accrued pension	(0.2)	(4.5)	—
Credits	(0.1)	1.8	6.1
Withholding tax	(0.8)	(1.2)	(2.1)
FIN 48	—	0.8	1.0
Trade and local taxes	(0.1)	(0.4)	(0.6)
Permanent items	(0.8)	(2.2)	(3.2)
Foreign income inclusions	(0.4)	(2.1)	(8.0)
Other, net	0.9	(0.7)	(0.3)

Effective income tax rate	(5.0)%	(9.3)%	(14.6)%

Deferred Tax Valuation Allowance

A valuation allowance is established when it is more-likely-than-not that all or a portion of a deferred tax asset will not be realized. The net cumulative loss for the current and prior two years represents sufficient negative evidence for the Company to determine that a full valuation allowance be established against its domestic deferred tax assets. This valuation allowance will offset assets associated with future tax deductions and carryforward items. We continue to maintain a valuation allowance against deferred tax assets related to tax benefits from certain non-U.S. net operating losses and tax credit carryforwards. Until an appropriate level of profitability is attained, we expect to maintain a valuation allowance on our net U.S. and certain non-U.S. deferred tax assets.

Telecom Holding Parent LLC and Subsidiaries

Notes to Consolidated Financial Statements

In millions, except share and per-share data

During 2017, our valuation allowance increased by $9.0 million. Our domestic valuation allowance reflects a decrease in net deferred tax assets of $18.2 million as a result of our cumulative loss position, an increase in foreign tax credits and revaluation of deferred assets applying the new 21% U.S. corporate tax rate. The valuation allowance against our foreign deferred tax assets increased by $27.2 million, as a result of an increase in operating losses.

Summary of Carryforwards

We had the following tax net operating loss and credit carryforwards as of December 31, 2017:

		Years of
		Expiration
U.S. credit carryforwards	$123.0	2018 - 2033
U.S. net operating loss carryforwards	264.7	2036 - 2037
State net operating loss	332.8	2018 - 2037
State credit carryforwards	14.9	no expiration
Foreign net operating loss	72.5	2018 - 2037
Foreign net operating loss	306.2	no expiration
Foreign credit carryforwards	15.8	2022 - 2024

Total	$1,129.9

Parent had a change in control during January 2018 (see Note 25), that will significantly impact the utilization of allowable domestic net operating loss carryforwards and other tax attributes, which had been and are expected to continue to be fully offset by valuation allowances. The amount of any limitations has not been calculated.

Accounting for Uncertainty in Income Taxes

A reconciliation of the beginning and ending amount of unrecognized tax benefits is as follows:

	2017	2016
Balance—beginning of year	$10.8	$12.2
Additions based on tax positions related to the current year	0.7	0.8
Reductions for tax positions of prior years as a result of a lapse in the statute of limitations	(1.8)	(2.2)

Balance—end of year	$9.7	$10.8

The ending balance at December 31, 2017 and 2016, includes an accrual of $9.7 million and $10.8 million of unrecognized tax benefits that, if recognized, would be primarily in the form of Research and Development Credits and NOL Carryforwards, which is expected to require a full valuation allowance, thus the net effect on the effective tax rate would be $1.6 million and $1.7 million for the years ending December 31, 2017 and 2016, respectively. We recognize interest and penalties related to income tax matters as part of income tax expense. Our tax provision included $0.4 million and $0.3 million of interest and penalties for 2017 and 2016, respectively. The balance of interest and penalties accrued was $1.4 million and $1.0 million as of December 31, 2017 and 2016, respectively. At December 31, 2017 and 2016, the noncurrent accrual for taxes and interest was $11.0 million and $11.9 million, respectively.

New Tax Law

On December 22, 2017, the U.S. government enacted comprehensive tax legislation commonly referred to as the Tax Cuts and Jobs Act (the “Tax Act”). The Tax Act makes broad and significantly complex changes to the U.S. corporate income tax system, including, but not limited to reducing the U.S. federal corporate income tax rate from 35 percent to 21 percent and imposing a one-time deemed repatriation tax on certain unrepatriated earnings of foreign subsidiaries that is payable over eight years (the “Transition Tax”). The Company is required to recognize the effect of tax law changes in the period of enactment, such as re-measuring U.S. deferred tax asset and liabilities and determining the Transition Tax. Given the significant changes resulting from, and complexities associated with, the Tax Act, the estimated financial impacts for implementing the Tax Act are provisional and subject to further analysis, interpretation and clarification of the Tax Act, which could result in changes in these estimates during 2018.

Telecom Holding Parent LLC and Subsidiaries

Notes to Consolidated Financial Statements

In millions, except share and per-share data

In accordance with Staff Accounting Bulletin No. 118, Income Tax Accounting Implications of the Tax Cuts and Job Act (“SAB 118”), the Company has recorded provisional adjustments for elements in which accounting has not been completed but reasonable estimates have been made. Provisional amounts for the following have been recorded and are subject to change during a measurement period not to extend beyond one year from the enactment date.

The Tax Act reduces the U.S. federal corporate tax rate from 35 percent to 21 percent effective January 1, 2018. The Company measures deferred tax assets and liabilities using enacted tax rates that will apply in the years in which temporary differences are expected to be recovered or paid. Accordingly, the Company’s deferred tax assets and liabilities were re-measured to reflect the reduction in the U.S. federal corporate tax rate from 35 percent to 21 percent, resulting in a provisional decrease to net deferred tax assets of $44.0 million and a corresponding increase in deferred tax expense, exclusive of valuation allowance, for the year ended December 31, 2017.

The Transition Tax on unrepatriated foreign earnings is a tax on previously untaxed accumulated and current earnings and profits (“E&P”) of the Company’s foreign subsidiaries. To determine the amount of the Transition Tax, the Company must determine, among other factors, the amount of post-1986 E&P of its foreign subsidiaries, as well as the amount of non-U.S. income taxes paid on such earnings. The Company was not required to make a reasonable estimate of the Transition Tax since it had foreign deficits at year-end. The Company is continuing to gather additional information to finalize its computation for the Transition Tax including the calculation of E&P deficits and non-U.S. income taxes paid.

As of December 31, 2017, we have not completed our final determination of the accounting implications of the 2017 Tax Act on our income tax accruals. As we complete our analysis of the 2017 Tax Act, collect and prepare necessary data, and interpret any additional guidance issued by the U.S. Treasury Department, the IRS, and other standard-setting bodies, we may make adjustments to the provision amounts.

Investment in Foreign Operations

We have provided deferred U.S. income taxes and foreign withholding taxes on the remaining undistributed cumulative earnings of foreign subsidiaries because we do not consider such earnings to be permanently reinvested in those operations. Upon repatriation of these earnings, we would be subject to U.S. income tax, net of available foreign tax credits. There is no deemed dividend from our foreign operations under the newly enacted Tax Cut and Jobs Act. At December 31, 2017, the estimated amount of deferred tax liability on unrepatriated foreign earnings, based on current exchange rates and assuming we are able to use foreign tax credits was $1.8 million.

Audits

We file income tax returns in the U.S. federal and various state jurisdictions and as well as foreign jurisdictions. The IRS concluded audits of the 2013 through 2015 tax periods that concluded in no additional tax liability to the Company. In addition, the German taxing authorities are conducting audits on our German group of companies for the years 2013 to 2015. The German tax audits are ongoing and the results of which are not yet determinable.

Although we have recorded tax reserves for certain potential adjustments to tax liabilities for prior years, we cannot provide assurance that a material adjustment to our consolidated financial statements, either positive or negative, will not result when the audits are concluded.

19.	Members’ Deficit

Telecom was formed as a limited liability company under the laws of Delaware and does not have any common stock (see Note 1).

Members’ Capital

As discussed in Note 1, we were a wholly-owned subsidiary of Holdings through June 13, 2017. After the June 13, 2017 financing transaction, we are a majority-owned (70%) subsidiary of Holdings and a minority-owned subsidiary (30%) of Parent. As a result of the financing transaction with Oaktree on June 13, 2017 (see Notes 1 and 14), we have recorded a $2.4 million credit to equity for the relative fair value of the Parent’s equity which was issued to Oaktree in connection with the Term Loan B financing.

Telecom Holding Parent LLC and Subsidiaries

Notes to Consolidated Financial Statements

In millions, except share and per-share data

Holdings did not make any capital contributions to the Company in 2017, 2016 or 2015.

Retained Deficit

We recorded capital distributions of $20.0 million and $(0.1) million related to the assignment of the Demand Note and SSS Promissory Note to Holdings and the distribution of Telecom’s equity interest in CSF, respectively (see Notes 14 and 23).

We did not make any other distributions to Holdings in 2017, and no distributions were made to Holdings in 2016 or 2015. All future distributions must be within the guidelines of our Financing Agreement and are determined by our Board of Directors.

Accumulated Other Comprehensive Loss– see Note 20.

20.	Accumulated Other Comprehensive Loss

Accumulated other comprehensive loss has no impact on our net loss but is reflected in our Consolidated Balance Sheets through adjustments to stockholders’ equity.

Accumulated other comprehensive loss consists of the following:

	Unrealized Net Loss on Cash Flow Hedges	Unrealized Net Gain on Net Investment Hedge	Foreign Currency Translation Adjustments	Pension Actuarial Gain (Losses)	Unrecognized Prior Service Cost on Retiree Medical Plan	Unrecognized Net Gain (Loss) on Retiree Medical Plan	Accumulated Other Comprehensive Loss
Balance at January 1, 2015	$(0.4)	$1.3	$(26.7)	$(19.2)	$6.3	$(0.4)	$(39.1)
Other comprehensive gain (loss)	0.4	—	(22.1)	4.0	(0.4)	(0.1)	(18.2)

Balance at December 31, 2015	—	$1.3	$(48.8)	$(15.2)	$5.9	$(0.5)	$(57.3)
Other comprehensive loss	—	—	(4.9)	(10.7)	(0.4)	—	(16.0)

Balance at December 31, 2016	$—	$1.3	$(53.7)	$(25.9)	$5.5	$(0.5)	$(73.3)
Other comprehensive gain (loss)	—	—	16.8	4.5	(5.5)	0.5	16.3

Balance at December 31, 2017	$—	$1.3	$(36.9)	$(21.4)	$—	$—	$(57.0)

Approximately $3.3 million income and $0.1 million expense were reclassified from accumulated other comprehensive loss to net loss in the Consolidated Statements of Operations during the years ended December 31, 2017 and 2016, respectively. Income tax provisions were not material. No amounts were reclassified to net loss in the Consolidated Statements of Operations for the year ended December 31, 2015.

Net Investment Hedges

In 2014, we entered into one three-month foreign currency forward contract, designated as a net investment hedge, to hedge a portion of our net investment in one of our foreign subsidiaries to preserve the U.S. dollar value of our Euro cash. Effective changes in the fair value of this contract, less applicable deferred income taxes, were recorded within accumulated other comprehensive income. Those amounts will be reflected in income only when we dispose of the investment in the foreign subsidiary.

Telecom Holding Parent LLC and Subsidiaries

Notes to Consolidated Financial Statements

In millions, except share and per-share data

21.	Operating Lease Commitments

We have a number of operating lease agreements primarily involving office space, buildings and office equipment. These leases are non-cancelable and expire on various dates through 2028. For our future minimum lease payments under our financing lease, see Note 14. As of December 31, 2017, future minimum lease commitments under non-cancelable leases are as follows:

2018	$15.9
2019	12.5
2020	7.1
2021	6.7
2022	6.5
2023 and thereafter	25.9

Total minimum lease payments	$74.6

Total rental expense in 2017, 2016 and 2015 was $15.2 million, $18.8 million and $23.1 million, respectively.

22.	Contingencies

We are subject to legal claims and litigation arising in the ordinary course of business, such as employment or intellectual property claims, including the matters described below. We are unable to determine the likelihood of an unfavorable outcome against us and are unable to reasonably estimate a range of loss, if any.

Capella Photonics, Inc. v. Tellabs, Inc., Tellabs Operations, Inc., Coriant (USA), Inc., and Columbus Networks. On February 12, 2014, a complaint was filed in the United States District Court for the Southern District of Florida, naming Tellabs, Inc. as defendant in a case captioned Capella Photonics, Inc. v. Tellabs, Inc., Civil Action No. 0:14-cv-60350-. Three other similar actions were also filed in parallel against Cisco, Ciena and Fujitsu. An amended complaint added defendants Tellabs Operations, Inc., Coriant (USA), Inc. and Columbus Networks—a customer of Coriant (USA), Inc. with respect to whom Coriant (USA), Inc. has related defense and indemnification obligations. The complaints allege infringement of U.S. Patent Nos. RE42,368 (‘368 patent) and RE42,678 (‘678 patent), and seek unspecified damages, as well as interest, costs, expenses and other remedies including injunctive relief. The complaint targets optical ROADM products that incorporate a wavelength selective switch, including but not limited to the 7100 Optical Transport Series Products and the hiT 7300 Product. On July 23, 2014, upon defendants’ motion, the case was transferred to the United States District Court for the Northern District of California, Civil Action No. 3:14-cv-03350-JD. On March 6, 2015, the action was stayed by the court pending resolution of two U.S. Patent and Trademark Office (“USPTO”) inter parties proceedings filed originally by Cisco (the “Cisco IPRs”), and the action also remains stayed in view of the pendency of certain other subsequently filed inter parties proceedings (the “FNC IPRs” and the “Lumentum IPRs”). During the course of 2016, the USPTO issued Final Written Decisions on the pending IPRs in which the USPTO found unpatentable every claim asserted in the litigation. Capella requests for rehearing in the IPRs were denied. Capella appealed the PTAB decisions, and on February 12, 2018, the U.S. Court of Appeals for the Federal Circuit entered a judgment in the consolidated appeal (without opinion, pursuant to Federal Circuit Rule 36) affirming the decisions of the U.S. Patent Office. Capella sought a rehearing with the Federal Circuit, which petition was denied by the Federal Circuit on April 9, 2018. More recently, Capella petitioned for and was granted by the U.S. Supreme Court an extension of time, to and including September 7, 2018, to file a Petition for a Writ of Certiorari. The district court action is still pending but remains stayed. The Company is currently unable to predict the outcome of this litigation and therefore cannot reasonably estimate the possible loss or range of loss, if any, arising from this matter.

Gilbert do Reis Vieira v. Tellabs do Brasil Ltda., Proceeding#00473200902002007, 20th Labor Court/Sao Paulo. Employment claim was made on June 3, 2009 demanding compensation for commissions, reimbursement of graduate courses and moral damages. The lower court granted compensation to the plaintiff in part at $0.7 million USD. The matter thereafter entered the execution phase, whereby the court issued its ruling as to the exact amount of damages finally awarded, which the court set at 3,122,675.73 Brazilian real. The final award in turn obligates Coriant to make corresponding deposit payment of the full amount to comply with the execution phase. More recently, however, the parties reached a settlement, which was approved by the court on July 5, 2018, whereby Coriant shall instead pay a total amount of 3,061,471.71 Brazilian real or approximately $0.8 million, which shall be paid by Coriant through installment payments that extend through the remainder of 2018. The Company has established an accrual for this claim in its balance sheet as of June 30, 2018 and December 31, 2017 of approximately $1.0 million in Other accrued liabilities.

Telecom Holding Parent LLC and Subsidiaries

Notes to Consolidated Financial Statements

In millions, except share and per-share data

Deloitte Consulting v. Coriant GmbH. On November 26, 2014, Coriant GmbH received a court order in a litigation summary proceeding (“Mahnbescheid”) issued by the local court of Hagen, Germany. The court order claims that Coriant GmbH owes Deloitte Consulting a payment of $6.1 million, including accrued interest and the cost related to the court order. Coriant GmbH appealed against the order and the court closed the default proceedings without further action. Deloitte filed a commercial lawsuit in the German Courts. On May 12, 2016, Coriant and Deloitte entered into a settlement agreement according to which the Parties agreed to settle the case against payment of 4.1 million euro, approximately USD $4.6 million, to be provided across eight installment payments made through September 2017. All installment payments were made by Coriant and, as a result, this matter is closed in its entirety.

Oyster Optics, LLC v. Coriant America Inc. and Tellabs, Inc. On November 24, 2016, a complaint was filed in the United States District Court for the Eastern District of Texas, Marshall Division, naming Coriant America Inc. and Tellabs, Inc. as defendants in a case captioned Oyster Optics, LLC v. Coriant America Inc. and Tellabs, Inc., Civil Action No. 2:16-cv-01302. Also in late November, Oyster Optics filed eight other actions in parallel against a number of other industry participants. The complaint against Coriant America and Tellabs alleges infringement of U.S. Patent Nos. 6,469,816 (‘816 patent), 6,476,952 (‘952 patent), 6,594,055 (‘055 patent), 7,099,592 (‘592 patent), 7,620,327 (‘327 patent), 8,374,511 (‘511 patent) and 8,913,898 (‘898 patent), and seeks unspecified damages, as well as interest, costs, expenses, fees, and other remedies including injunctive relief. The complaint targets fiber optic data transmission systems that the plaintiff defines in the complaint as Accused Instrumentalities, including without limitation the 7100 Optical Transport System, the 7100 Nano Optical Transport System, and the hiT 7300 P. Before responding to the Complaint, Coriant America and Tellabs advised plaintiff that they were not the parties named in the action in view of the accused products, and as a result, plaintiff filed an Amended Complaint substituting newly named defendants Coriant (USA) Inc., Coriant North America, LLC, and Coriant Operations, Inc., in place of Coriant America and Tellabs. Coriant America and Tellabs therefore are no longer parties to the action. The Amended Complaint also added an additional count alleging patent infringement of U.S. Patent No. 9,363,012 (‘012 patent) directed against additional associated Accused Instrumentalities including without limitation the Coriant mTera UTP product, PRC-3, PRC-4 Raman amplifiers for the hiT 7300 product, and the Coriant OTDR16 product. Coriant (USA) Inc., Coriant North America, LLC, and Coriant Operations, Inc. filed an Answer to the Amended Complaint. In December 2017, Plaintiff amended its contentions to limit the patents that it will continue to pursue in the litigation to the following patents: ‘952 patent, ‘055 patent, ‘592 patent, ‘327 patent and ‘511 patent. The fact discovery phase of the case closed on December 22, 2017, and the parties are now in the expert discovery phase of the case. A first expert report that Oyster Optics served on Coriant in January 2018 indicates that Oyster Optics currently plans to seek at trial damages of at least approximately $23,000,000 USD. This damages amount, however, is based upon Coriant accused product revenue up through August 2017, and thus is still subject to revision upwards now that Oyster Optics issued, in April 2018, a request to Coriant to provide updated revenue numbers. A second expert report that Oyster Optics contemporaneously served on Coriant in January 2018 revised down the number of asserted patents to three, namely the ‘592 patent, the ‘327 patent and the ‘511 patent. A court-ordered mediation took place on January 18, 2018 in Dallas, TX without result. In late February 2018, without altering the amount of damages that Oyster Optics expects to seek at trial, Oyster Optics again reduced-down the number of asserted patents to only one, namely the ‘327 patent. The parties again engaged in settlement mediation efforts on April 11, 2018, and reached an agreement in principle which contemplates a total payment by Coriant in the amount of $3,000,000, accrued in other current liabilities as of December 31, 2017, payable in $750,000 installments in each of fourth quarter of 2018, first quarter of 2019, Second quarter of 2019 and third quarter of 2019. The case was temporarily stayed as the parties undertook efforts to resolve the litigation by way of a definitive written settlement agreement. On June 28, 2018, the parties executed a final written settlement agreement to resolve the litigation, consistent with the agreement in principle reached at mediation. In turn the court dismissed the litigation with prejudice on July 3, 2018.

Edil Scavi v. DSC Communications A/S (now Coriant Denmark A/S), et al. - As we understand it, these proceedings before the Italian First Instance Court, Court of Appeal of Messina and Supreme Court of Cassation appear to have arisen from circumstances and events in the mid-1990s in which DSC Communications A/S (“DSC”) was involved prior to the time when Coriant’s predecessor, Tellabs, acquired DSC (now named Coriant Denmark A/S) in 1999. More specifically, DSC, together with two Italian civil contractors (TELI and TI), were a partner in an Italian joint venture, for a communications equipment supply and installation project at Telecom Italia that Telecom Italia suddenly terminated towards the end of 1997. Complainant Edil Scavai, who was a subcontractor to one of DSC’s joint venture partners (TI), brought a court action in 1999 seeking payment of outstanding invoices for an amount totaling approximately one

Telecom Holding Parent LLC and Subsidiaries

Notes to Consolidated Financial Statements

In millions, except share and per-share data

million Euro (€1M) plus interest and legal fees. This court action was brought against TI (which became insolvent) and, on an alleged theory of joint and several liability under Italian law, DSC and Telecom Italia. DSC’s defense against Edil Scavai’s theory of joint and several liability was successful in the First Instance Court by a judgment that issued approximately eight years after Edil Scavai first filed its complaint. In 2007, Edil Scavai filed in the Court of Appeal of Messina an appeal of this First Instance Court judgment. Thereafter, in 2016, the Court of Appeal of Messina ruled on the appeal, issuing a final judgment in favor of DSC (now named Coriant Denmark A/S). Edil Scavai has now appealed to the Supreme Court of Cassation, where the matter is now pending. The parties continue to wait for the Supreme Court to set the date of hearing. Our understanding, based upon the 1999 agreement between Tellabs and Alcatel for the acquisition by Tellabs of DSC, is that Alcatel (now Nokia) retains responsibility for this matter. Nokia has agreed to cover the legal costs for the continued defense of this matter, although Nokia has stated that it is reserving the right to revisit the issue of responsibility for this matter should there be a later reversal of the current judgment that is favorable to DSC.

U.S. Dept. of Justice Civil Investigative Demand. On June 8, 2017, a Civil Investigative Demand (“CID”) issued pursuant to a False Claims Act investigation by the U.S. Government as to whether there has been any violation of 31 U.S.C. §3729. The investigation is said to concern allegations that Coriant (f/n/a Tellabs) violated the False Claims Act by selling to federal agencies, directly or through third parties, products that failed to comply with the Trade Agreements Act. The CID seeks documents and responses to written interrogatories, and the product lines that are the focus of the CID include the Coriant 7100 OTS, the Coriant 7194 NMS, various Tellabs OLT models, and the Tellabs Voice Gateway 1000. During 2017, Coriant responded to the U.S. Government’s CID with both documents and written interrogatory responses relative to the 7100 products, while Coriant understands that Tellabs (the entity to which the OLT and Voice Gateway products were spun-out) separately responded to the Government as to the OLT and Voice Gateway products. Following these submissions to the U.S. Government, Coriant is currently awaiting further response and/or direction from the U.S. Government. The Company is currently unable to predict the outcome of this investigation by the Government, and Coriant is not aware of any litigation relating to the subject matter of this investigation.

Apart from the matters described above, we are and in the future may be subject to various legal proceedings, claims and litigation arising in the ordinary course of business. Such claims may include for example indemnification and/or other obligations on the part of the Company and its current and former subsidiaries relative to infringement assertions brought by third parties against our customers or partners, labor claims, and claims related to commercial assertions brought by our customers or partners. We are unable to determine the likelihood of an unfavorable outcome against us and are unable to reasonably estimate a range of loss, if any.

The proceedings described above, including without limitation, the Capella Photonics matter and the Oyster Optics matter, involve costly litigation and may result in diverting management’s time, attention and resources, delaying or halting product shipments or services delivery, requiring us to pay amounts in any damages and/or settlements, requiring us to enter into royalty-bearing licensing arrangements or to obtain substitute technology of lower quality or higher costs, and otherwise imposing obligations or restrictions on us and our business. We may be unsuccessful in any such litigation, despite the time, money, energy and bases for our assertion and/or defense of the matters. We may also be unable, if necessary, to enter into licensing arrangements or to obtain substitute technology on commercially reasonable terms or any terms. Any such settlements or inability to prevail or mitigate any liability or to obtain such licensing arrangements or substitute technology may adversely affect our business, financial condition and operating results.

23.	Related-Party Transactions

We conduct business with other companies or individuals who are considered related parties.

We have a management services agreement with Marlin for management consulting and advisory services. We incurred transition and advisory expenses, out-of-pocket expenses and management fees from Marlin of $6.8 million, $7.8 million and $11.2 million, of which $5.6 million, $6.3 million and $7.3 million was attributable to the management fees in 2017, 2016 and 2015, respectively. We paid Marlin consulting and out of-pocket-expense of $1.4 million, $0.8 million and $6.4 million in 2017, 2016 and 2015, respectively. We can only pay $0.5 million of quarterly management fees to Marlin and only when we reach certain EBITDA targets. The total management fee is calculated as a percentage of revenue.

Telecom Holding Parent LLC and Subsidiaries

Notes to Consolidated Financial Statements

In millions, except share and per-share data

In September 2016, an indirect but wholly-owned affiliate of Marlin pledged collateral in place of the collateral the Company maintained with one of its international banks. This collateral secures certain letters of credit related to customer performance guarantees. As a result, we will pay yearly in arrears, the Marlin affiliate 5% per annum on the outstanding collateral balance plus accrued interest. For the years ended December 31, 2017 and 2016, we recorded interest expense of $1.0 million and $0.3 million, respectively, and had a payable to the Marlin affiliate at December 31, 2017 and 2016, of $1.3 million and $0.3 million, respectively.

We have a payable to Marlin of $28.8 million and $20.1 million recorded in the line item Other long-term liabilities as of December 31, 2017 and 2016, respectively, and $0.3 million in the line Other accrued liabilities in our Consolidated Balance Sheets as of December 31, 2016.

Our management services agreement with Marlin was terminated in connection with our change in ownership on January 18, 2018 (see Note 25) and $27.5 million of accrued management fees and interest incurred prior to the change in ownership were cancelled without obligation to the Company.

We do not have a board of director’s fee structure. No fees were paid to our board of directors in 2017, 2016 and 2015. We paid less than $0.1 million for out-of-pocket expense related to board meetings in 2017, 2016 and 2015.

We entered into a two separate transition services agreements (“TSA”) with Tellabs Access as of March 31, 2014 and with Elenion Technologies LLC (f/k/a Coriant Advanced Technology LLC) (“Elenion”) as of January 1, 2015, whereby we will provide certain operational, legal and financial services, including collection of receivables and payment of invoices. In general, the TSAs are for a finite period of time ranging from one month to several months and cancellable with appropriate contractual notice.

For the year ended December 31, 2017, 2016 and 2015, fees earned under the Tellabs Access TSA were $0.1 million, $0.7 million and $2.7 million, respectively, of which $0.1 million, $0.7 million and $2.2 million are included in General and administrative in our Consolidated Statements of Operations. The TSA with Tellabs Access expired in 2017.

As a result of account receivable collections in excess of accounts payable disbursed, and the fees earned and receivable under the TSA, the balance due to Tellabs Access at December 31, 2017 and 2016 was $8.5 million and $9.3 million, respectively, and is included in the line Other accrued liabilities in our Consolidated Balance Sheets.

For the year ended December 31, 2017, fees earned under the Elenion TSA were $0.1 million, which is included in General and administrative in our Consolidated Statements of Operations. For the year ended December 31, 2016, fees earned under the Elenion TSA were $2.2 million, of which $0.9 million is included in Research and development and $1.3 million is included in General and administrative in our Consolidated Statements of Operations. For the year ended December 31, 2015, fees earned for services provided to Elenion under the TSA were $3.7 million, of which $1.6 million is included in Research and development, $1.8 million is included in General and administrative and $0.3 million is included in Sales and marketing in our Consolidated Statements of Operations.

SSS Promissory Note

As a result of the Assignment and Assumption Agreements and the assignment of the SSS Promissory Note, both entered into on June 12, 2017 (see Note 14), we recorded a capital distribution of $20.0 million for the transaction with Holdings. As of December 31, 2017, the outstanding principal and interest on the SSS Promissory Note is $177.3 million.

Telecom Holding Parent LLC and Subsidiaries

Notes to Consolidated Financial Statements

In millions, except share and per-share data

Letter of Credit Facility

In September 2016, Telecom created a new, wholly-owned subsidiary Coriant Special Finance, Ltd. (“CSF”) for the purposes of pledging $20 million of collateral to secure certain letters of credit related to customer performance guarantees. On June 12, 2017, Telecom distributed its equity interests in CSF, including the $20 million restricted cash collateral, to Holdings and, as a result, Telecom recorded a capital non-cash distribution of $(0.1) million. Coriant remains obligated to pay CSF 5% per annum on the outstanding collateral balance plus accrued interest. For the years ended December 31, 2017 and 2016, we recorded interest expense of $1.0 million and $0.3 million, respectively, and had a payable to the Marlin affiliate at December 31, 2017 and 2016, of $1.3 million and $0.3 million, respectively.

24.	Other Matters

Concentrations

In 2017, we had one customer that accounted for approximately 11% of our consolidated revenues and less than 1% of our net accounts receivable as of December 31, 2017. We had two customers in 2016 that accounted for 15% and 10% of our consolidated revenues and represented approximately 2% and 1% of net accounts receivable as of December 31, 2016, respectively. We had one customer in 2015 that contributed approximately 17% to our consolidated revenue.

25.	Subsequent Events

We have evaluated subsequent events through August 31, 2018, the date that our consolidated financial statements were issued. Subsequent events are events or transactions that occur after the balance sheet date, but before the consolidated financial statements are issued.

Amendments No. 9 to Financing Agreement

On January 18, 2018 (“Effective Date”), we entered into Amendment No. 9 to Financing Agreement (“Ninth Amendment”) with Cerberus. The Ninth Amendment amended certain covenants in the Eighth Amendment and provided $66.7 million ($60 million, net) of additional financing through Oaktree in the form of a term loan (“Term Loan C”). Term Loan A was $84.7 million and the existing fully drawn $20 million revolver both remain in place. Term Loan B principal and accrued interest as of January 18, 2018 of $138.1 million also remains in place.

As part of the Oaktree Term Loan C funding, Marlin and Oaktree reached an agreement whereby Oaktree became the majority owner (90%) of Parent and assumed control of the board of directors. See Change in Control below.

Amendment No. 9 to Financing Agreement amended the financial covenants. Consolidated EBITDA, as defined in the agreement, must be at least $10 million for the two fiscal quarters ending June 30, 2018, $25 million for the three fiscal quarters ending September 30, 2018 and $50 million for the four fiscal quarters ending December 31, 2018 and for the four fiscal quarter periods ending on each fiscal quarter-end thereafter. The Company must also maintain $20 million of Qualified and Unqualified cash on hand on the last day of any fiscal month effective January 31, 2018 and each fiscal month thereafter.

Telecom Holding Parent LLC and Subsidiaries

Notes to Consolidated Financial Statements

In millions, except share and per-share data

Revolver and Term Loan A

The Revolver and Term Loan A bear interest at the Federal Funds Rate plus an Applicable Margin (“Reference Rate Loan”) or LIBOR plus an Applicable Margin (“LIBOR Rate Loan”). Applicable Margin means Level I up to the Ninth Amendment Effective Date. Applicable Margin from Ninth Amendment Effective Date through March 30, 2019 means Level III. Applicable Margin thereafter will be adjusted each Interest Adjustment Date (the first day of each calendar quarter beginning April 1, 2019) based on the First Out Leverage Ratio for the previous four quarters in accordance with the below pricing grid.

		Revolving Loans		Term Loan A
Level	First Out Leverage Ratio	Reference Rate Loan	LIBOR Rate Loan	Reference Rate Loan	LIBOR Rate Loan
I	N/A	9.0%	9.5%	9.0%	9.5%
II	Less than 2.5 to 1	10.5%	11.0%	10.5%	11.0%
III	Greater than or equal to 2.5 to 1	12.5%	13.0%	12.5%	13.0%

Revolver and Term Loan A interest is payable in arrears each month in cash up to the Ninth Amendment Effective Date. From the Ninth Amendment Effective Date through January 18, 2019, 6.875% interest will be paid-in-kind (“PIK interest”) by adding to the then outstanding Revolver or Term Loan A balance and the remainder of interest paid in cash. After January 18, 2019, and Applicable Margin is Level III, PIK interest is 2.50% and added to the then outstanding Revolver or Term Loan A balance and the remainder of interest paid in cash. If the Applicable Margin is Level II, PIK interest is 1.50% interest and added to the then outstanding Revolver or Term Loan A balance and the remainder of interest paid in cash. All PIK interest added to the outstanding balances of the Revolver and Term Loan A, will PIK and pay interest in accordance with the aforementioned Revolver and Term Loan A interest schedule.

The Revolver is due the First Out Maturity Date. Term Loan A has mandatory scheduled principal payments of $1.0 million on the last day of each March, June, September and December and all unpaid interest and principal is due at the earlier of the repayment of Term Loan B or the First Out Maturity Date. The Revolver and Term Loan A may be prepaid, in whole or part, without penalty or premium.

Term Loan B

Term Loan B bears PIK interest at 16.50% per annum through the Ninth Amendment Effective Date. From the Ninth Amendment Effective date through June 30, 2022 (“Final Maturity Date”), Term Loan B will accrue interest at 20% per annum payable as PIK interest by adding to the then outstanding Term Loan B balance.

Term Loan B may be prepaid with the prior written consent of Term Loan A, Term Loan B and Term Loan C lenders. Prior to June 13, 2020, any Term Loan B principal prepayment made by Parent or as part of a transaction, must be accompanied by applicable interest on the amount repaid plus a Term Loan B make whole amount premium as defined in the Ninth Amendment. After June 13, 2020, Term Loan B may be paid without a premium but principal repayments must be accompanied by applicable accrued interest through the date of repayment.

Term Loan C

Term Loan C bears interest at 20% per annum from the Ninth Amendment Effective date through Final Maturity Date, payable as PIK interest by adding to the then outstanding Term Loan C balance.

Telecom Holding Parent LLC and Subsidiaries

Notes to Consolidated Financial Statements

In millions, except share and per-share data

Term Loan C may be prepaid with the prior written consent of Term Loan A, Term Loan B and Term Loan C lenders. Prior to January 18, 2021, any Term Loan C principal prepayment made by Parent or as part of a transaction, must be accompanied by applicable interest on the amount repaid plus a Term Loan C make whole amount premium as defined in the Ninth Amendment. After January 18, 2021, Term Loan C may be paid without a premium but principal repayments must be accompanied by applicable accrued interest through the date of repayment.

Amendment No. 10 through 20 to Financing Agreement

Oaktree and the Company entered into several amendments to the Financing Agreement after January 18, 2018 to provide additional operational liquidity to the Company. All terms and conditions in Amendments No. 10 through 20 of the Financing Agreement have the same terms (interest rates, repayment features and maturity date) as Term Loan C above. Oaktree funded the following amounts to the Company:

Amendment No.	Amendment Date	Term Loan	Gross Amount Funded	OID	Net Funded
10	April 23, 2018	D	$6.67	10.0%	$6.0
11	May 23, 2018	E	$5.56	10.0%	$5.0
12	June 5, 2018	F	$5.56	10.0%	$5.0
13	June 7, 2018	G	$5.56	10.0%	$5.0
14	June 12, 2018	H	$6.67	10.0%	$6.0
15	June 19, 2018	I	$6.67	10.0%	$6.0
16	June 26, 2018	J	$5.56	10.0%	$5.0
17	July 19, 2018	K	$5.56	10.0%	$5.0
18	July 25, 2018	L	$11.10	10.0%	$10.0
19	August 15, 2018	M	$5.56	10.0%	$5.0
20	August 22, 2018	N	$8.89	10.0%	$8.0

Change in Control

As part of the Oaktree Term Loan C funding, Marlin and Oaktree reached an agreement whereby Oaktree became the majority owner (90%) of Parent and assumed control of the board of directors effective January 18, 2018. The Company has elected not to apply push down accounting.

In connection with the change in control, the Marlin management services agreement was terminated and $27.5 million of management fees plus accrued interest, recorded as a liability as of December 31, 2017, was forgiven with no payment required by the Company. This transaction met the criteria of a troubled debt restructuring and will be treated as a capital contribution. Additionally, in connection with the change in control, all equity grants outstanding under the Optical Holding Incentive Compensation Plan were cancelled for no consideration as it was determined there was no value to these equity grants at the date of the change in control. The Company recorded a charge of $2.7 million for the remaining unamortized compensation expense related to the immediate vesting of these equity grants at the date of the change in control. The Optical Holding Incentive Compensation Plan was terminated effective January 18, 2018 and all outstanding equity grants were cancelled.

Telecom Holding Parent LLC and Subsidiaries

Notes to Consolidated Financial Statements

In millions, except share and per-share data

Financing Lease Obligation

The Company has not paid its lease payments for its Naperville facility since May 1, 2018. On May 29, 2018, the Company received its first notice of a default under the Financing Lease Obligation for the Naperville facility due to failure to pay under the agreement. The Company has received default notices for June 2018 and July 2018 for its unpaid lease obligations. On July 17, 2018, the Company and the landlord entered into an Agreement to Amend Lease. The Agreement to Amend Lease provides for entering into a lease amendment with certain changes to the Financing Lease which amendment will only be effective upon the sale of the Company. The Agreement to Amend Lease also provides for the landlord to forebear on the existing events of default until December 31, 2018 or occurrence of other specified conditions.

Inventory Reserves

In June 2018, the Company increased its reserve for excess and obsolete inventory by $8.3 million as a result of new developments during the six months ended June 30, 2018 including changing demand for certain inventory, excess inventory ordered for certain potential projects that did not materialize and lower than expected realization on efforts to dispose of slow moving inventory.

Sale of Company

On July 23, 2018, Coriant Investor LLC entered into a definitive agreement to sell the Company to Infinera Corporation, based in Sunnyvale, California. The gross sales proceeds, before deductions for pensions, taxes and other specified liabilities and before an adjustment for working capital as defined in the sales agreement, is $430 million. The sale is subject to certain conditions and is expected to close in late September or early October of 2018. As a result of the transaction, Oaktree will no longer be the majority equity owner of the Company, the Revolver and Term Loan A will be repaid and all of the Related Party Debt will be either repaid or extinguished.